Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

NORTHWEST BANCSHARES, INC.

AND

LNB BANCORP, INC.

DECEMBER 15, 2014

TABLE OF CONTENTS

ARTICLE I CERTAIN DEFINITIONS		2
1.1.	Certain Definitions	2
ARTICLE II THE MERGER		11
2.1.	Merger	11
2.2.	Closing; Effective Time	11
2.3.	Articles of Incorporation and Bylaws	11
2.4.	Directors and Officers of Surviving Company	11
2.5.	Additional Director	12
2.6.	Tax Consequences	12
2.7.	Possible Alternative Structures	12
2.8.	Additional Actions	12
2.9.	Bank Merger	13
ARTICLE III CONVERSION OF SHARES		13
3.1.	Conversion of LNB Bancorp Common Stock; Merger Consideration	13
3.2.	Election Procedures	14
3.3.	Procedures for Exchange of LNB Bancorp Common Stock	17
3.4.	Reservation of Shares	19
3.5.	Treatment of LNB Bancorp Stock Options and LNB Bancorp Restricted Shares	19
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF LNB BANCORP		20
4.1.	Standard	20
4.2.	Organization	20
4.3.	Capitalization	21
4.4.	Authority; No Violation	22
4.5.	Consents	23
4.6.	Financial Statements; Reports	24
4.7.	Taxes	26
4.8.	No Material Adverse Effect	26
4.9.	Material Contracts; Leases; Defaults	27
4.10.	Ownership of Property; Insurance Coverage	28
4.11.	Legal Proceedings	29
4.12.	Compliance With Applicable Law	29
4.13.	Employee Benefit Plans	30
4.14.	Brokers, Finders and Financial Advisors	34
4.15.	Environmental Matters	34
4.16.	Loan Portfolio and Investment Securities	35
4.17.	Other Documents	36
4.18.	Related Party Transactions	36
4.19.	Deposits	37
4.20.	Antitakeover Provisions Inapplicable; Required Vote	37
4.21.	Registration Obligations	37
4.22.	Risk Management Instruments	37
4.23.	Opinion of Financial Advisor	38
4.24.	Intellectual Property	38
4.25.	Trust Accounts	38

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ARTICLE V REPRESENTATIONS AND WARRANTIES OF NORTHWEST BANCSHARES		38
5.1.	Standard	39
5.2.	Organization	39
5.3.	Capitalization	40
5.4.	Authority; No Violation	41
5.5.	Consents	41
5.6.	Financial Statements; Reports	42
5.7.	Taxes	44
5.8.	No Material Adverse Effect	45
5.9.	Ownership of Property; Insurance Coverage	45
5.10.	Legal Proceedings	45
5.11.	Compliance With Applicable Law	46
5.12.	Employee Benefit Plans	47
5.13.	Environmental Matters	49
5.14.	Loan Portfolio	50
5.15.	Antitakeover Provisions Inapplicable	50
5.16.	Risk Management Arrangements	50
5.17.	Brokers, Finders and Financial Advisors	51
5.18.	Northwest Bancshares Common Stock	51
5.19.	Available Funds	51
5.20.	Trust Accounts	51
5.21.	Ownership of LNB Bancorp Shares	51
ARTICLE VI COVENANTS OF LNB BANCORP		52
6.1.	Conduct of Business	52
6.2.	Current Information	57
6.3.	Access to Properties and Records	58
6.4.	Financial and Other Statements	59
6.5.	Maintenance of Insurance	60
6.6.	Disclosure Supplements	60
6.7.	Consents and Approvals of Third Parties	60
6.8.	All Reasonable Efforts	60
6.9.	Failure to Fulfill Conditions	60
6.10.	No Solicitation	60
6.11.	Board of Directors and Committee Meetings	63
6.12.	LNB Bancorp 401(k) Plan	64
6.13.	Intentionally Omitted	64
6.14.	Termination of LNB Bancorp Stock Appreciation Rights Plan	65
6.15.	Trust Preferred Securities	65
6.16.	Rule 16b-3	65
ARTICLE VII COVENANTS OF NORTHWEST BANCSHARES		65
7.1.	Conduct of Business	65
7.2.	Disclosure Supplements	65
7.3.	Consents and Approvals of Third Parties	66
7.4.	All Reasonable Efforts	66
7.5.	Failure to Fulfill Conditions	66

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7.6.	Employee Benefits; Advisory Board	66
7.7.	Directors and Officers Indemnification and Insurance	69
7.8.	Stock Listing	71
7.9.	Stock and Cash Reserve	71
7.10.	No Acquisitions	71
7.11.	Trust Preferred Securities	71
7.12.	Rule 16b-3	71
ARTICLE VIII REGULATORY AND OTHER MATTERS		72
8.1.	Meeting of LNB Bancorp Stockholders; Proxy Statement-Prospectus; Merger Registration Statement	72
8.2.	Regulatory Approvals	73
ARTICLE IX CLOSING CONDITIONS		74
9.1.	Conditions to Each Party’s Obligations under this Agreement	74
9.2.	Conditions to the Obligations of Northwest Bancshares under this Agreement	75
9.3.	Conditions to the Obligations of LNB Bancorp under this Agreement	76
ARTICLE X THE CLOSING		77
10.1.	Time and Place	77
10.2.	Deliveries at the Pre-Closing and the Closing	77
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER		77
11.1.	Termination	77
11.2.	Effect of Termination	79
11.3.	Amendment, Extension and Waiver	80
ARTICLE XII MISCELLANEOUS		81
12.1.	Confidentiality	81
12.2.	Public Announcements	81
12.3.	Survival	81
12.4.	Notices	81
12.5.	Parties in Interest	82
12.6.	Complete Agreement	83
12.7.	Counterparts	83
12.8.	Severability	83
12.9.	Governing Law	83
12.10.	Interpretation	83
12.11.	Specific Performance	84
12.12.	Waiver of Jury Trial	84

Exhibit A       Form of Voting Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 15, 2014, is by and between Northwest Bancshares, Inc., a Maryland corporation (“Northwest Bancshares”) and LNB Bancorp, Inc., an Ohio corporation (“LNB Bancorp”).  Each of Northwest Bancshares and LNB Bancorp is sometimes individually referred to herein as a “party,” and Northwest Bancshares and LNB Bancorp are collectively sometimes referred to as the “parties.”

WHEREAS, Northwest Bancshares owns all of the issued and outstanding capital stock of Northwest Bank, a Pennsylvania-chartered stock savings bank with its main office located at 100 Liberty Street, Warren, Pennsylvania 16365.

WHEREAS, LNB Bancorp owns all of the issued and outstanding capital stock of The Lorain National Bank (“Lorain National Bank”), a national bank with its main office located at 457 Broadway, Lorain, Ohio 44052.

WHEREAS, the Board of Directors of each of Northwest Bancshares and LNB Bancorp (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and (iii) has approved this Agreement at meetings of each of such Boards of Directors; and

WHEREAS, in accordance with the terms of this Agreement, LNB Bancorp will merge with and into Northwest Bancshares (the “Merger”), and Lorain National Bank will merge with and into Northwest Bank (the “Bank Merger”); and

WHEREAS, as a condition to the willingness of Northwest Bancshares to enter into this Agreement, each of the directors and certain executive officers of LNB Bancorp have entered into a Voting Agreement with Northwest Bancshares substantially in the form of Exhibit A hereto, dated as of the date hereof (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of common stock of LNB Bancorp owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements; and

WHEREAS, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1.                                                    Certain Definitions.

As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

“Affiliate” means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” means this Agreement and Plan of Merger, and any amendment hereto.

“ASTM” shall have the meaning set forth in Section 6.3.2.

“Bank Merger” means the merger of Lorain National Bank with and into Northwest Bank with Northwest Bank as the surviving entity.  The Bank Merger shall follow the Merger.

“Bank Merger Act” means the Bank Merger Act, within the Federal Deposit Insurance Act and applicable regulations thereunder.

“Bank Merger Agreement” shall mean the Agreement and Plan of Merger by and between Lorain National Bank and Northwest Bank.

“Bank Merger Effective Date” means the date that the Articles of Merger evidencing shareholder approval of the Bank Merger is filed with the Pennsylvania Department of Banking and Securities or such other date as set forth in the Articles of Merger or as determined in accordance with applicable law.

“Bank Regulator” shall mean any Federal or state banking regulator having jurisdiction over the Parties, including but not limited to the Federal Deposit Insurance Corporation, the Pennsylvania Department of Banking and Securities, the Board of Governors of the Federal Reserve System and the Office of the Comptroller of the Currency.

 “BHCA” means the Bank Holding Company Act of 1956, as amended.

“Burdensome Condition” shall have the meaning set forth in Section 8.2.

“Cash Consideration” shall have the meaning set forth in Section 3.1.3.

“Cash Election” shall have the meaning set forth in Section 3.2.2.

“Cash Election Shares” shall have the meaning set forth in Section 3.2.1.

“Certificate” shall mean a certificate or book entry evidencing shares of LNB Bancorp Common Stock.

“Claim” shall have the meaning set forth in Section 7.7.2.

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean the confidentiality agreements referred to in Section 12.1 of this Agreement.

“Continuing Employees” shall have the meaning set forth in Section 7.6.1.

“Dissenting Shares” means any share of LNB Bancorp Common Stock held by a holder who properly demands and perfects dissenters’ rights with respect to such shares in accordance with applicable provisions of the Ohio General Corporation Law.

“Dodd-Frank Act” shall have the meaning set forth in Section 4.6.6.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 hereof as the effective time of the Merger.

“Election Deadline” shall have the meaning set forth in Section 3.2.3.

“Election Form” shall have the meaning set forth in Section 3.2.2.

“Election Form Record Date” shall have the meaning set forth in Section 3.2.2.

“Environmental Laws” means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern.  The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901, et seq; the Clean Air Act, as amended, 42 U.S.C. §7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. §2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001, et seq; the Safe Drinking Water Act, 42 U.S.C. §300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean American Stock Transfer & Trust Company, or such other bank or trust company or other agent designated by Northwest Bancshares, and reasonably acceptable to LNB Bancorp, which shall act as agent for Northwest Bancshares in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean a Federal Home Loan Bank.

“FRB” shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

“GAAP” shall mean accounting principles generally accepted in the United States of America.

“Governmental Entity” shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act.

“HOLA” means the Home Owners’ Loan Act, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.1.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known or should have been known by the executive officers of such Person.  For purposes of this Agreement, the “executive officers” of LNB Bancorp shall include the following persons:  Daniel E. Klimas, L. Frank A. Soltis, James Nicholson and Robert Heinrich.

“LNB Bancorp” shall mean LNB Bancorp, Inc., an Ohio corporation, with its principal executive offices located at 457 Broadway, Lorain, Ohio 44052.

“LNB Bancorp Code of Regulations” shall have the meaning set forth in Section 4.2.5 hereof.

“LNB Bancorp Common Stock” shall mean the common shares, par value $1.00 per share, of LNB Bancorp.

“LNB Bancorp Compensation and Benefits Plans” shall have the meaning set forth in Section 4.13.1 hereof.

“LNB Bancorp Disclosure Schedule” shall mean the collective written disclosure schedules delivered by LNB Bancorp to Northwest Bancshares pursuant to this Agreement.

“LNB Bancorp ERISA Affiliate” shall have the meaning set forth in Section 4.13.3.

“LNB Bancorp Fee” shall have the meaning set forth in Section 11.2.2(D).

“LNB Bancorp Financial Statements” shall mean (i) the audited consolidated balance sheets (including related notes and schedules, if any) of LNB Bancorp as of December 31, 2013 and 2012 and the consolidated statements of income, comprehensive income, shareholders’ equity and cash flows (including related notes and schedules, if any) of LNB Bancorp for each of the three years ended December 31, 2013, 2012 and 2011, and (ii) the unaudited interim consolidated financial statements of LNB Bancorp as of the end of each calendar quarter following December 31, 2013 and for the periods then ended, as filed by LNB Bancorp in its Securities Documents.

“LNB Bancorp 401(k) Plan” shall mean The Lorain National Bank Employees’ 401(k) Plan.

“LNB Bancorp Non-Qualified Agreement(s)” shall mean, individually or collectively, the Supplemental Executive Retirement Agreement with Daniel E. Klimas, effective March 26, 2013and the Supplemental Retirement Benefits Agreement with Gary C. Smith, dated December 15, 2000.

“LNB Bancorp Pension Plan” shall mean the Lorain National Bank Retirement Pension Plan.

“LNB Bancorp Preferred Stock” shall mean the preferred shares, no par value, of LNB Bancorp.

“LNB Bancorp Recommendation” shall have the meaning set forth in Section 8.1.1.

“LNB Bancorp Regulatory Reports” means the Call Reports of Lorain National Bank and accompanying schedules, as filed with the Federal Financial Institutions Examination Council, for each calendar quarter beginning with the quarter ended March 31, 2013, through the Closing Date, and Form FR Y-9C and other required reporting forms required by the FRB for each calendar beginning with the quarter ended March 31, 2013 through the Closing Date.

“LNB Bancorp Reports” shall have the meaning set forth in Section 4.6.6.

“LNB Bancorp Representatives” shall have the meaning set forth in Section 6.10.1.

“LNB Bancorp Restricted Shares” shall mean shares of LNB Bancorp Common Stock granted as restricted stock pursuant to the LNB Bancorp Stock Plan.

“LNB Bancorp Rights Agreement” shall mean the Rights Agreement, dated as of October 25, 2010, between LNB Bancorp and Registrar and Transfer Company, a New Jersey corporation, as rights agent.

 “LNB Bancorp Stock Appreciation Rights” are those rights granted under the LNB Bancorp Stock Appreciation Rights Plan.

“LNB Bancorp Stock Appreciation Rights Plan” shall mean the LNB Bancorp, Inc. Stock Appreciation Rights Plan, restated December 15, 2009.

“LNB Bancorp Stock Options” shall have the meaning set forth in Section 3.5.1.

“LNB Bancorp Stock Plan” means the LNB Bancorp, Inc. Amended and Restated 2006 Stock Incentive Plan.

“LNB Bancorp Stockholder Approval” shall have the meaning set forth in Section 4.4.1.

“LNB Bancorp Stockholders Meeting” shall have the meaning set forth in Section 8.1.1.

“LNB Bancorp Subsequent Determination” shall have the meaning set forth in Section 6.10.5.

“LNB Bancorp Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by LNB Bancorp.

“LNB Bancorp Termination Fee” shall have the meaning set forth in Section 11.2.2(F).

“Lorain National Bank” shall mean The Lorain National Bank, a national bank, with its principal offices located at 457 Broadway, Lorain, Ohio 44052.

“Lorain National Bank Common Stock” shall have the meaning set forth in Section 4.3.2.

“Mailing Date” shall have the meaning set forth in Section 3.2.2.

“Maryland Department” means the Maryland State Department of Assessments and Taxation.

“Material Adverse Effect” shall mean, with respect to Northwest Bancshares or LNB Bancorp, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of Northwest Bancshares and its Subsidiaries taken as a whole, or LNB Bancorp and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either Northwest Bancshares, on the one hand, or LNB Bancorp, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its

Subsidiaries) taken with the prior written consent of the other party, (d) the announcement of this Agreement and the transactions contemplated thereby, and compliance with this Agreement, on the business, customer relations, financial condition or results of operations of the parties and their respective Subsidiaries, including the resignation from employment of employees and expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement, or (e) changes in national or international political or social conditions including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it uniquely affects either or both of the parties or any of their Subsidiaries, taken as a whole.

“Materials of Environmental Concern” means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“Maximum Amount” shall have the meaning set forth in Section 7.7.1.

“MGCL” means the Maryland General Corporation Law.

“Merger” shall mean the merger of LNB Bancorp with and into Northwest Bancshares, with Northwest Bancshares as the surviving entity pursuant to the terms hereof.

“Merger Consideration” shall mean the cash or Northwest Bancshares Common Stock, or combination thereof, in an aggregate per share amount to be paid by Northwest Bancshares for each share of LNB Bancorp Common Stock, as set forth in Section 3.1.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of Northwest Bancshares Common Stock to be offered to holders of LNB Bancorp Common Stock in connection with the Merger.

“Mixed Election” shall have the meaning set forth in Section 3.2.2.

“Nasdaq” means the Nasdaq Stock Market.

“Non-Election” shall have the meaning set forth in Section 3.2.2.

“Non-Election Shares” shall have the meaning set forth in Section 3.2.1.

“Northwest Bancshares” shall mean Northwest Bancshares, Inc., a Maryland corporation, with its principal executive offices located at 100 Liberty Street, Warren, Pennsylvania 16365.

“Northwest Bancshares Common Stock” shall mean the common stock, par value $0.01 per share, of Northwest Bancshares.

“Northwest Bancshares Compensation and Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“Northwest Bancshares Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Northwest Bancshares to LNB Bancorp pursuant to this Agreement.

“Northwest Bancshares ERISA Affiliate” shall have the meaning set forth in section 5.12.3.

“Northwest Bancshares ESOP” shall mean the Northwest Savings Bank Employee Stock Ownership Plan.

“Northwest Bancshares Pension Plan” shall have the meaning set forth in Section 5.12.3.

“Northwest Bancshares Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“Northwest Bancshares Regulatory Reports” means the Call Reports of Northwest Bank and accompanying schedules as filed with the Federal Financial Institutions Examination Counsel, for each calendar quarter beginning with the quarter ended March 31, 2013, through the Closing Date, and Form FR Y-9C and other required reporting forms required by the FRB for each calendar beginning with the quarter ended March 31, 2013 through the Closing Date.

“Northwest Bancshares Stock Benefit Plans” shall mean the Northwest Bancorp, Inc. 2004 Stock Option Plan, the Northwest Bancorp, Inc. 2008 Stock Option Plan and the Northwest Bancshares, Inc. 2011 Equity Incentive Plan.

“Northwest Bancshares Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of Northwest Bancshares as of December 31, 2013 and 2012 and the consolidated statements of operations, changes in stockholders’ equity and cash flows (including related notes and schedules, if any) of Northwest Bancshares for each of the three years ended December 31, 2013, 2012 and 2011, as set forth in Northwest Bancshares’s annual report for the year ended December 31, 2013, and (ii) the unaudited interim consolidated financial statements of Northwest Bancshares as of the end of each calendar quarter following December 31, 2013, and for the periods then ended, as filed by Northwest Bancshares in its Securities Documents.

“Northwest Bancshares Fee” shall have the meaning set forth in Section 11.2.2(C).

“Northwest Bancshares Subsidiary” means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by Northwest Bancshares.

“Northwest Bank” shall mean Northwest Bank, a Pennsylvania savings bank, or Northwest Bank doing business as Northwest Savings Bank, with its principal offices located at 100 Liberty Street, Warren, Pennsylvania 16365.

“Northwest Bank Common Stock” shall have the meaning set forth in Section 5.3.2.

“Northwest Bank Severance Plan” shall have the meaning set forth in Section 7.6.3.

“Northwest Reports” shall have the meaning set forth in Section 5.6.5.

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.10.5.

“OCC” means the Office of the Comptroller of the Currency, including as successor to the Office of Thrift Supervision.

“OGCL” means the Ohio General Corporation Law.

“Ohio Secretary” means the Ohio Secretary of State.

“Other Real Estate Owned” and “OREO” mean real estate or loans secured by real estate that are classified or would be classified, under bank regulatory accounting principles, as: “loans to facilitate”; “other real estate owned”; “in-substance foreclosure”; “in-substance repossession”; “foreclosed real estate”; or “real estate acquired for debts previously contracted.”

“Participation Facility” means any facility in which LNB Bancorp or its Subsidiaries participates in the management of such facility, whether as lender in control of the facility, owner or operator.

“PA Code” means the Pennsylvania Banking Code of 1965, as amended.

“PA Department” shall mean the Pennsylvania Department of Banking and Securities.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Phase I” shall have the meaning set forth in Section 6.3.2.

“Phase II” shall have the meaning set forth in Section 6.3.2.

“Pre-Closing” shall have the meaning set forth in Section 10.1.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.1.2.

“Regulatory Agreement” shall have the meaning set forth in Sections 4.12.3 and 5.11.3.

“Regulatory Approvals” means the approval of any Bank Regulator and any other Governmental Entity that is necessary in connection with the consummation of the Merger, and the related transactions contemplated by this Agreement.

“Representative” shall have the meaning set forth in Section 3.2.2.

“Rights” shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“Sarbanes-Oxley Act” shall have the meaning set forth in Section 4.6.6.

“SBA” shall mean the United States Small Business Administration or any successor thereto.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Shortfall Number” shall have the meaning set forth in Section 3.2.5.

“Stock Consideration” shall have the meaning set forth in Section 3.1.3.

“Stock Conversion Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election” shall have the meaning set forth in Section 3.2.2.

“Stock Election Number” shall have the meaning set forth in Section 3.2.1.

“Stock Election Shares” shall have the meaning set forth in Section 3.2.1.

“Subsidiary” shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Surviving Company” shall have the meaning set forth in Section 2.1 hereof.

“Termination Date” shall mean September 30, 2015, provided that such date shall be extended to December 31, 2015 if all Regulatory Approvals have not been received by September 30, 2015, and the parties are acting in good faith to obtain such approvals.

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Willful Breach” shall have the meaning set forth in Section 11.2.2.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1.                                                    Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) LNB Bancorp shall merge with and into Northwest Bancshares, with Northwest Bancshares as the resulting or surviving corporation (the “Surviving Company”), with its main office to be maintained at 100 Liberty Street, Warren, Pennsylvania 16365; and (b) the separate existence of LNB Bancorp shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of LNB Bancorp shall be vested in and assumed by Northwest Bancshares.  As part of the Merger, each share of LNB Bancorp Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof.

2.2.                                                    Closing; Effective Time.

Subject to the satisfaction or waiver of all conditions to closing contained in Article IX hereof, the Closing shall occur no later than ten business days following the latest to occur of (i) the receipt of all required Regulatory Approvals, and the expiration of any applicable waiting periods, (ii) the approval of the Merger by the stockholders of LNB Bancorp, or (iii) at such other date or time upon which Northwest Bancshares and LNB Bancorp mutually agree (the “Closing”, with the date on which the Closing occurs being the “Closing Date”).  The Merger shall be effected by the filing of Articles of Merger with the Maryland Department in accordance with the MGCL and by the filing of a Certificate of Merger with the Ohio Secretary in accordance with the OGCL.  The Merger shall become effective at such time the Articles of Merger and the Certificate of Merger are filed with the Maryland Department and the Ohio Secretary, respectively, or at such later time as the Parties agree and specify in the Articles of Merger, in accordance with the MGCL and the Certificate of Merger in accordance with the OGCL (the date and time the Merger becomes effective being the “Effective Time”).

2.3.                                                    Articles of Incorporation and Bylaws.

The Articles of Incorporation and Bylaws of Northwest Bancshares as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and Bylaws of the Surviving Company, until thereafter amended as provided therein and by applicable law.

2.4.                                                    Directors and Officers of Surviving Company.

Except as provided in Section 2.5, the directors of Northwest Bancshares immediately prior to the Effective Time shall be the initial directors of the Surviving Company, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Company.  Until changed in accordance with the Articles of Incorporation and Bylaws of the Surviving Company, the officers of Northwest Bancshares immediately prior to the Effective Time shall be the initial officers of Surviving Company, in each case until their respective successors are duly elected or appointed and qualified.

2.5.                                                    Additional Director.

Northwest Bancshares and Northwest Bank shall take such corporate actions as necessary so that effective immediately after the Closing Date, one individual who is a director of LNB Bancorp (as of the date hereof and as of the Effective Time) and who is designated by Northwest Bancshares and Northwest Bank, in consultation with LNB Bancorp, shall be appointed and elected to the Northwest Bancshares and Northwest Bank Boards of Directors.

2.6.                                                    Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.  From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code.  Following the Closing, neither Northwest Bancshares, LNB Bancorp nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code.  Northwest Bancshares and LNB Bancorp each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinions contemplated by Sections 9.2.5 and 9.3.5, which certificates shall be effective as of the date of such opinions.

2.7.                                                    Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time Northwest Bancshares shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) such modification does not prevent the rendering of the opinions contemplated by Sections 9.2.5 and 9.3.5; (ii) the consideration to be paid to the holders of LNB Bancorp Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger.  The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8.                                                    Additional Actions.

If, at any time after the Effective Time, Northwest Bancshares shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in Northwest Bancshares its right, title or interest in, to or under any of the rights, properties or assets of LNB Bancorp or Lorain National Bank, or (ii) otherwise carry out the purposes of this Agreement, LNB Bancorp, Lorain National Bank and their officers and directors shall be deemed to have granted to

Northwest Bancshares and Northwest Bank an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in Northwest Bancshares or Northwest Bank its right, title or interest in, to or under any of the rights, properties or assets of LNB Bancorp or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of Northwest Bancshares and Northwest Bank are authorized in the name of LNB Bancorp, Lorain National Bank or otherwise to take any and all such action.

2.9.                                                    Bank Merger.

Immediately following the Effective Time of the Merger, Lorain National Bank and Northwest Bank will execute the Bank Merger Agreement. Subject to the terms and conditions of the Bank Merger Agreement, and in accordance with federal and state law, Lorain National Bank will merge with and into Northwest Bank, and Northwest Bank shall be the surviving institution. The Bank Merger Effective Time shall immediately follow the Effective Time of the Merger, at which time the Bank Merger shall be consummated.

ARTICLE III
CONVERSION OF SHARES

3.1.                                                    Conversion of LNB Bancorp Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of Northwest Bancshares, LNB Bancorp or the holders of any of the shares of LNB Bancorp Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1.                  Each share of Northwest Bancshares Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2.                  All shares of LNB Bancorp Common Stock held in the treasury of LNB Bancorp and each share of LNB Bancorp Common Stock owned by Northwest Bancshares or any direct or indirect wholly owned Subsidiary of Northwest Bancshares or of LNB Bancorp immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”), shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3.                  Each share of LNB Bancorp Common Stock issued and outstanding immediately prior to the Effective Time (other than Treasury Stock and Dissenting Shares) shall become and be converted into, as provided in and subject to the limitations set forth in this Agreement, the right to receive at the election of the holder thereof as provided in Section 3.2 either (i) $18.70 in cash (the “Cash Consideration”); or (ii) 1.461 shares (the “Exchange Ratio”) of Northwest Bancshares Common Stock (the “Stock Consideration”). The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

3.1.4.                  After the Effective Time, shares of LNB Bancorp Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section have no rights except (i) the right to receive the Merger Consideration or (ii) the rights of dissenting stockholders in the case of Dissenting Shares.

3.1.5.                  In the event Northwest Bancshares changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Northwest Bancshares Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Northwest Bancshares Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to Northwest Bancshares Common Stock if Northwest Bancshares issues additional shares of Northwest Bancshares Common Stock and receives fair market value consideration for such shares.

3.1.6.                  Notwithstanding anything contained in this Agreement or elsewhere to the contrary, any holder of an outstanding share of LNB Bancorp Common Stock that seeks relief as a dissenting stockholder under Section 1701.85 of the OGCL shall thereafter have only such rights (and shall have such obligations) as are provided therein, and the Surviving Corporation shall be required to deliver only such cash payments to which the Dissenting Shares are entitled pursuant to 1701.85 of the OGCL.  LNB Bancorp shall (i) give Northwest Bancshares prompt notice upon receipt by LNB Bancorp of any such demands for payment of the fair value of such shares of LNB Bancorp Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices.  If any holder of Dissenting Shares shall forfeit such right to payment of the fair value under Section 1701.85 of the OGCL, each holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without interest.

3.2.                                                    Election Procedures.

3.2.1.                  Holders of LNB Bancorp Common Stock may elect to receive Stock Consideration or Cash Consideration (in either case without interest) in exchange for their shares of LNB Bancorp Common Stock in accordance with the following procedures, provided that, in the aggregate, 50% of the total number of shares of LNB Bancorp Common Stock issued and outstanding at the Effective Time, excluding any Treasury Stock (the “Stock Conversion Number”), shall be converted into the Stock Consideration and the remaining outstanding shares of LNB Bancorp Common Stock shall be converted into the Cash Consideration.  Shares of LNB Bancorp Common Stock as to which a Cash Election (including, pursuant to a Mixed Election) has been made are referred to herein as “Cash Election Shares.” Dissenting Shares shall be considered Cash Election Shares for purposes of determining the number of Cash Election Shares. Shares of LNB Bancorp Common Stock as to which a Stock Election has been made (including, pursuant to a Mixed Election) are referred to as “Stock Election Shares.”  Shares of LNB Bancorp Common Stock as to which no election has been made (or as to which an Election Form is not returned properly completed) are referred to herein as “Non-Election Shares.”  The aggregate number of shares of LNB Bancorp Common Stock with respect to which a Stock Election has been made is referred to herein as the “Stock Election Number.”

3.2.2.                  An election form and other appropriate and customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent), in such form as LNB Bancorp and Northwest Bancshares shall mutually agree (“Election Form”), shall be mailed not less than 20 business days but not more than 40 business days prior to the anticipated Effective Time or on such earlier date as Northwest Bancshares and LNB Bancorp shall mutually agree (the “Mailing Date”) to each holder of record of LNB Bancorp Common Stock as of five business days prior to the Mailing Date (the “Election Form Record Date”).  Each Election Form shall permit such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive the Cash Consideration for all of the shares of LNB Bancorp Common Stock held by such holder (a “Cash Election”) in accordance with Section 3.1.3, (ii) to elect to receive the Stock Consideration for all of such shares (a “Stock Election”) in accordance with Section 3.1.3, (iii) elect to receive the Stock Consideration for a part of such holder’s LNB Bancorp Common Stock and the Cash Consideration for the remaining part of such holder’s LNB Bancorp Common Stock (the “Cash/Stock Consideration”) (an election to receive the Cash/Stock Consideration is referred to as a “Mixed Election”), or (iv) to indicate that such record holder has no preference as to the receipt of cash or Northwest Bancshares Common Stock for such shares (a “Non-Election”).  A holder of record of shares of LNB Bancorp Common Stock who holds such shares as nominee, trustee or in another representative capacity (a “Representative”) may submit multiple Election Forms, provided that each such Election Form covers all the shares of LNB Bancorp Common Stock held by such Representative for a particular beneficial owner.  Any shares of LNB Bancorp Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent of an effective, properly completed Election Form shall be deemed Non-Election Shares.

3.2.3.                  To be effective, a properly completed Election Form shall be submitted to the Exchange Agent on or before 5:00 p.m., New York City time, on the 20th day following the Mailing Date (or such other time and date as Northwest Bancshares and LNB Bancorp may mutually agree) (the “Election Deadline”); provided, however, that the Election Deadline may not occur on or after the Closing Date.  LNB Bancorp shall make available up to two separate Election Forms, or such additional Election Forms as Northwest Bancshares may permit, to all persons who become holders (or beneficial owners) of LNB Bancorp Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline.  LNB Bancorp shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.  An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline.  An Election Form shall be deemed properly completed only if accompanied by one or more Certificates (or customary affidavits and indemnification regarding the loss or destruction of such Certificates or the guaranteed delivery of such Certificates) representing all shares of LNB Bancorp Common Stock covered by such Election Form, together with duly executed transmittal materials included with the Election Form.  If an LNB Bancorp stockholder either (i) does not submit a properly completed Election Form in a timely fashion or (ii) revokes its Election Form prior to the Election Deadline, the shares of LNB Bancorp

Common Stock held by such stockholder shall be designated as Non-Election Shares.  Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline.  Northwest Bancshares shall cause the Certificate or Certificates relating to any revoked Election Form to be promptly returned without charge to the person submitting the Election Form to the Exchange Agent.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

3.2.4.                  If the Stock Election Number exceeds the Stock Conversion Number, then all Cash Election Shares and all Non-Election Shares shall be converted into the right to receive the Cash Consideration, and, subject to Section 3.2.6 hereof, each holder of Stock Election Shares will be entitled to receive the Stock Consideration only with respect to that number of Stock Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the Stock Conversion Number and the denominator of which is the Stock Election Number, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Cash Consideration.

3.2.5.                  If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Stock Consideration and the Non-Election Shares and Cash Election Shares shall be treated in the following manner:

(A)                            if the Shortfall Number is less than or equal to the number of Non-Election Shares, then all Cash Election Shares shall be converted into the right to receive the Cash Consideration and, subject to Section 3.2.6 hereof, each holder of Non-Election Shares shall receive the Stock Consideration in respect of that number of Non-Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Cash Consideration; or

(B)                            if the Shortfall Number exceeds the number of Non-Election Shares, then all Non-Election Shares shall be converted into the right to receive the Stock Consideration, and, subject to Section 3.2.6 hereof, each holder of Cash Election Shares shall receive the Stock Consideration in respect of that number of Cash Election Shares held by such holder equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of Non-Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Cash Consideration.

3.2.6.                  No Fractional Shares.  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Northwest Bancshares Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Northwest Bancshares Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Northwest Bancshares.  In lieu of the issuance of any such fractional share, Northwest Bancshares shall pay to each former holder of LNB Bancorp Common Stock who otherwise would be entitled to receive a fractional share of Northwest Bancshares Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of Northwest Bancshares Common Stock as reported on the Nasdaq for the ten consecutive trading days immediately preceding the Closing Date.  For purposes of determining any fractional share interest, all shares of LNB Bancorp Common Stock owned by an LNB Bancorp stockholder shall be combined so as to calculate the maximum number of whole shares of Northwest Bancshares Common Stock issuable to such LNB Bancorp stockholder.

3.3.                                                    Procedures for Exchange of LNB Bancorp Common Stock.

3.3.1.                  Northwest Bancshares to Make Merger Consideration Available.  After the Election Deadline and no later than the Closing Date, Northwest Bancshares shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of LNB Bancorp Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of Northwest Bancshares Common Stock, or at Northwest Bancshares’ option, evidence of shares in book entry form, and an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III (including the estimated amount of cash to be paid in lieu of fractional shares of LNB Bancorp Common Stock) (such cash and certificates for shares of Northwest Bancshares Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.3.2.                  Exchange of Certificates.  Northwest Bancshares shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates who has not previously surrendered such Certificates with an Election Form, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the LNB Bancorp Common Stock represented by such Certificates shall have been converted as a result of the Merger if any.  The letter of transmittal (which shall be subject to the reasonable approval of LNB Bancorp) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent.  Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration to which such holder of LNB Bancorp Common Stock shall have become entitled pursuant to Section 3.1.3 hereof, and the Certificate so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any Cash

Consideration or any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.3.3.                  Rights of Holders of Certificates after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding LNB Bancorp Common Stock shall have no rights, after the Effective Time, with respect to such LNB Bancorp Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement and as to Dissenting Shares such rights as provided under the OGCL. No dividends or other distributions declared after the Effective Time with respect to Northwest Bancshares Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3.  After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Northwest Bancshares Common Stock represented by such Certificate.

3.3.4.                  Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.3.5.                  Closing of Transfer Books.  From and after the Effective Time, there shall be no transfers on the stock transfer books of LNB Bancorp of the LNB Bancorp Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

3.3.6.                  Return of Exchange Fund.  At any time following the twelve (12) month period after the Effective Time, Northwest Bancshares shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to Northwest Bancshares (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither Northwest Bancshares nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.3.7.                  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.3.8.                  Withholding.  Northwest Bancshares or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of LNB Bancorp Common Stock such amounts as Northwest Bancshares or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law.  To the extent that such amounts are properly withheld by Northwest Bancshares or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the LNB Bancorp Common Stock in respect of whom such deduction and withholding were made by Northwest Bancshares or the Exchange Agent.

3.4.                                                    Reservation of Shares.

Northwest Bancshares shall reserve for issuance a sufficient number of shares of the Northwest Bancshares Common Stock for the purpose of issuing shares of Northwest Bancshares Common Stock to the LNB Bancorp stockholders in accordance with this Article III.

3.5.                                                    Treatment of LNB Bancorp Stock Options and LNB Bancorp Restricted Shares.

3.5.1                     At the Effective Time, each LNB Bancorp Stock Option will vest in full and then cease to represent an option to purchase shares of LNB Bancorp Common Stock and will be converted automatically into the right to receive an amount of cash equal to the product of (i) the difference (if positive) between (A) the Cash Consideration, minus (B) the exercise price of such LNB Bancorp Stock Option, multiplied by (ii) the number of shares of LNB Bancorp Common Stock subject to said LNB Bancorp Stock Option.

3.5.2                     At the Effective Time, each LNB Bancorp Restricted Share will become fully vested, and will be exchanged for the Merger Consideration in accordance with the election procedures set forth in Section 3.2 hereof.

3.5.3                     LNB Bancorp Disclosure Schedule 3.5 sets forth each LNB Bancorp Stock Option and each LNB Bancorp Restricted Share outstanding as of the date of this Agreement, which schedule includes the name of the individual grantee, the date of grant, the vesting schedule, and as to LNB Bancorp Stock Options, the exercise price and the expiration date.  LNB Bancorp shall take such steps as necessary to terminate the LNB Bancorp Stock Plan as of the Effective Time.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LNB BANCORP

LNB Bancorp represents and warrants to Northwest Bancshares that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the LNB Bancorp Disclosure Schedule delivered by LNB Bancorp to Northwest Bancshares on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date.  LNB Bancorp has made a good faith effort to ensure that the disclosure on each schedule of the LNB Bancorp Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the LNB Bancorp Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all sections of this Agreement under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other section of this Agreement.

4.1.                                                    Standard.

No representation or warranty of LNB Bancorp contained in this Article IV shall be deemed untrue or incorrect, and LNB Bancorp shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2, 4.3, 4.4, 4.8, 4.13.8, 4.13.9, 4.13.10 and 4.13.12, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

4.2.                                                    Organization.

4.2.1.                  LNB Bancorp is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio, and is duly registered as a bank holding company under the BHC Act.  LNB Bancorp has the full corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on LNB Bancorp.

4.2.2.                  Lorain National Bank is a national bank duly organized, validly existing and in good standing under the laws of the United States.  The deposits of Lorain National Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Lorain National Bank is a member in good standing of the FHLB of Cincinnati and owns the requisite amount of stock therein.  The location of the principal office and each branch office of Lorain National Bank is set forth in LNB Bancorp Disclosure Schedule 4.2.2.

4.2.3.                  LNB Bancorp Disclosure Schedule 4.2.3 sets forth each LNB Bancorp Subsidiary.  Each LNB Bancorp Subsidiary (other than Lorain National Bank) is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.  Other than shares of capital stock of the LNB Bancorp Subsidiaries listed on LNB Bancorp Disclosure Schedule 4.2.3, LNB Bancorp does not own or control, directly or indirectly, or have the right to acquire directly or indirectly, an equity interest in any corporation, company, association, partnership, joint venture or other entity, except for FHLB stock, permissible equity interests held in the investment portfolios of LNB Bancorp or any LNB Bancorp Subsidiary, equity interests held by any LNB Bancorp Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of LNB Bancorp or its Subsidiaries.

4.2.4.                  The respective minute books of LNB Bancorp and each other LNB Bancorp Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

4.2.5.                  Prior to the date of this Agreement, LNB Bancorp has made available to Northwest Bancshares true and correct copies of the articles of incorporation or charter and Code of Regulations or bylaws of LNB Bancorp and each other LNB Bancorp Subsidiary.

4.3.                                                    Capitalization.

4.3.1.                  The authorized capital stock of LNB Bancorp consists of fifteen million (15,000,000) shares of LNB Bancorp Common Stock, par value $1.00 per share, and one million (1,000,000) shares of LNB Bancorp Preferred Stock.  There are nine million six hundred sixty-five thousand, three hundred ninety-four (9,665,394) shares of LNB Bancorp Common Stock outstanding, validly issued, fully paid and nonassessable and free of preemptive rights. There are no shares of LNB Bancorp Preferred Stock outstanding.  There are three hundred thirty-six thousand seven hundred forty-five (336,745) shares of LNB Bancorp Common Stock held by LNB Bancorp as treasury stock.  Neither LNB Bancorp nor any LNB Bancorp Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of LNB Bancorp Common Stock, or any other security of LNB Bancorp or any securities representing the right to vote, purchase or otherwise receive any shares of LNB Bancorp Common Stock or any other security of LNB Bancorp, other than (i) shares issuable under the LNB Bancorp Stock Benefit Plans; (ii) $16.238 million of trust preferred securities (“LNB Trust Preferred Securities”) issued by LNB Trust I and LNB Trust II (together, the “LNB Trusts”); and (iii) the guarantee by LNB Bancorp to the holders of the capital securities issued by the Trusts and (iv) nine million six hundred sixty-five thousand, three hundred ninety-four (9,665,394) rights distributed pursuant to the LNB Bancorp Rights Agreement.

4.3.2.                  The authorized capital stock of Lorain National Bank consists of one million (1,000,000) shares of common stock, par value $2.50 per share (“Lorain National Bank

Common Stock”).  All of the issued and outstanding shares of Lorain National Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by LNB Bancorp free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.  Except for the LNB Trust Preferred Securities, either LNB Bancorp or Lorain National Bank owns all of the outstanding shares of capital stock of each LNB Bancorp Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

4.3.3.                  Except for the LNB Bancorp Subsidiaries and as set forth in LNB Bancorp Disclosure Schedule 4.2.3, LNB Bancorp does not possess, directly or indirectly, any material equity interest in any corporate entity, except for FHLB stock, permissible equity interests held in the investment portfolios of LNB Bancorp or any LNB Bancorp Subsidiary, equity interests held by any LNB Bancorp Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of LNB Bancorp or its Subsidiaries.

4.3.4.                  Except as set forth on LNB Bancorp Disclosure Schedule 4.3.4, to LNB Bancorp’s Knowledge, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of LNB Bancorp Common Stock, except for equity interests held in the investment portfolios of LNB Bancorp or any LNB Bancorp Subsidiary, equity interests held by any LNB Bancorp Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of LNB Bancorp or its Subsidiaries.

4.3.5.                  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which LNB Bancorp’s stockholders may vote has been issued by LNB Bancorp and are outstanding.

4.4.                                                    Authority; No Violation.

4.4.1.                  LNB Bancorp has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by LNB Bancorp’s stockholders (the “LNB Bancorp Stockholder Approval”), to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by LNB Bancorp and the completion by LNB Bancorp of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of LNB Bancorp, and no other corporate proceedings on the part of LNB Bancorp, other than the LNB Bancorp Stockholder Approval, are necessary to approve this Agreement.  This Agreement has been duly and validly executed and delivered by LNB Bancorp, and subject to LNB Bancorp Stockholder Approval, receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by Northwest Bancshares, constitutes the valid and binding obligation of LNB Bancorp, enforceable against LNB Bancorp in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2.                  Subject to the receipt of the Regulatory Approvals and compliance by Northwest Bancshares and LNB Bancorp with any conditions contained therein, and LNB Bancorp Stockholder Approval,

(A)                               the execution and delivery of this Agreement by LNB Bancorp,

(B)                               the consummation of the transactions contemplated hereby, and

(C)                               compliance by LNB Bancorp with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of LNB Bancorp or any LNB Bancorp Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to LNB Bancorp or any LNB Bancorp Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of LNB Bancorp or any LNB Bancorp Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on LNB Bancorp and the LNB Bancorp Subsidiaries taken as a whole.

4.4.3.      The LNB Bancorp Stockholder Approval is the only vote of holders of any class of LNB Bancorp’s capital stock necessary to adopt and approve this Agreement and the transactions contemplated hereby.

4.4.4.      The board of directors of LNB Bancorp, by resolution duly adopted by the unanimous vote of the entire board of directors at a meeting duly called and held, has (i) determined that this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of LNB Bancorp and its stockholders and declared the Merger to be advisable, and (ii) recommended that the stockholders of LNB Bancorp approve this Agreement and directed that such matter be submitted for consideration by the LNB Bancorp stockholders at the LNB Bancorp Stockholders Meeting.

4.5.                 Consents.

Except for (i) the Regulatory Approvals and compliance with any conditions contained therein, (ii) the filing with the SEC of (x) the Merger Registration Statement and (y) such reports under Securities Laws as may be required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (iii) approval of the listing of Northwest Bancshares Common Stock to be issued in the Merger on the Nasdaq, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Northwest Bancshares Common Stock pursuant to this Agreement, and (v) the LNB Bancorp Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of LNB Bancorp, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by LNB Bancorp, and the completion by LNB Bancorp of the Merger.  To the Knowledge of LNB Bancorp, no fact or circumstance exists, including any possible other transaction pending or under consideration by LNB Bancorp or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the OCC or the PA Department, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the PA Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

4.6.                 Financial Statements; Reports.

4.6.1.      LNB Bancorp has previously made available to Northwest Bancshares the LNB Bancorp Financial Statements.  The LNB Bancorp Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of LNB Bancorp and the LNB Bancorp Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.2.      At the date of each balance sheet included in the LNB Bancorp Financial Statements, LNB Bancorp did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such LNB Bancorp Financial Statements or in the footnotes thereto which are not reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.6.3.      Except as disclosed in LNB Bancorp Disclosure Schedule 4.6.3, LNB Bancorp and each LNB Bancorp Subsidiary has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2013 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith.  The LNB Bancorp Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

4.6.4.      LNB Bancorp (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to LNB Bancorp, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of LNB Bancorp by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to LNB Bancorp outside auditors and the audit committee of the LNB Bancorp Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect LNB Bancorp’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in LNB Bancorp’s internal control over financial reporting. These disclosures (if any) were made in writing by management to LNB Bancorp auditors and audit committee and a copy has previously been made available to Northwest Bancshares.

4.6.5.      Since December 31, 2013, (A) neither LNB Bancorp nor any LNB Bancorp Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of LNB Bancorp or any LNB Bancorp Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of LNB Bancorp or any LNB Bancorp Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that LNB Bancorp or any LNB Bancorp Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing LNB Bancorp or any LNB Bancorp Subsidiary, whether or not employed by LNB Bancorp or any LNB Bancorp Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

4.6.6.      LNB Bancorp has filed all reports, schedules, registration statements, prospectuses, and other documents, together with all amendments thereto, required to be filed with the SEC since December 31, 2013 (the “LNB Bancorp Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the LNB Bancorp Reports complied, and each LNB Bancorp Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”), and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the

LNB Bancorp Reports. None of the LNB Bancorp Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of LNB Bancorp has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of LNB Bancorp no enforcement action has been initiated by the SEC against LNB Bancorp or its officers or directors relating to disclosures contained in any LNB Bancorp Report.

4.7.                 Taxes.

LNB Bancorp and the LNB Bancorp Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). With respect to all tax years ending after January 1, 2011, LNB Bancorp and each LNB Bancorp Subsidiary has duly filed, on or prior to the date of this Agreement, and will duly file, on or prior to the Closing Date, all federal, state and local tax returns required to be filed by or with respect to LNB Bancorp and each LNB Bancorp Subsidiary, taking into account any extensions (all such returns, to the Knowledge of LNB Bancorp, being complete and correct in all material respects) and has duly paid, or made provisions for, on or prior to the date of this Agreement, and will duly pay, or make provisions for, on or prior to the Closing Date, the payment of all material federal, state and local taxes that have been incurred by or are due, or claimed to be due, from LNB Bancorp and any LNB Bancorp Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  As of the date of this Agreement, LNB Bancorp has received no notice of, and to the Knowledge of LNB Bancorp, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of LNB Bancorp or any LNB Bancorp Subsidiary, and no claim has been made by any authority in a jurisdiction where LNB Bancorp or any LNB Bancorp Subsidiary does not file tax returns that LNB Bancorp or any such LNB Bancorp Subsidiary is subject to taxation in that jurisdiction.  Except as set forth in LNB Bancorp Disclosure Schedule 4.7, LNB Bancorp and the LNB Bancorp Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.  LNB Bancorp and each LNB Bancorp Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and LNB Bancorp and each LNB Bancorp Subsidiary, to the Knowledge of LNB Bancorp, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.  Since December 31, 2013, through and including the date of this Agreement, neither LNB Bancorp nor any LNB Bancorp Subsidiary has made any material election for federal or state income tax purposes.

4.8.                 No Material Adverse Effect.

LNB Bancorp and the LNB Bancorp Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2013 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on LNB Bancorp and the LNB Bancorp Subsidiaries, taken as a whole, except as otherwise disclosed in any LNB Bancorp Report.

4.9.                 Material Contracts; Leases; Defaults.

4.9.1.      Except as set forth in LNB Bancorp Disclosure Schedule 4.9.1, neither LNB Bancorp nor any LNB Bancorp Subsidiary is a party to or subject to: (i) any agreement which by its terms limits the payment of dividends by LNB Bancorp or any LNB Bancorp Subsidiary; (ii) any collective bargaining agreement with any labor union relating to employees of LNB Bancorp or any LNB Bancorp Subsidiary; (iii) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which LNB Bancorp or any LNB Bancorp Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, FHLB of Cincinnati advances, repurchase agreements, bankers’ acceptances, and “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Northwest Bancshares or any Northwest Bancshares Subsidiary; (iv) any other agreement, written or, to LNB Bancorp’s knowledge, oral, that obligates LNB Bancorp or any LNB Bancorp Subsidiary for the payment of more than $50,000 annually or for the payment of more than $100,000 over its remaining term, which is not terminable without cause on 60 days’ or less notice without penalty or payment; or (v) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by LNB Bancorp or any LNB Bancorp Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

4.9.2.      Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in LNB Bancorp Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction.  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither LNB Bancorp nor any LNB Bancorp Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

4.9.3.      True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to Northwest Bancshares on or before the date hereof, are listed on LNB Bancorp Disclosure Schedule 4.9.1 and are in full force and effect on the date hereof.  Except as set forth in LNB Bancorp Disclosure Schedule 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which LNB Bancorp or any LNB Bancorp Subsidiary is a party or under which LNB Bancorp or any LNB Bancorp Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause or for good reason and continue to accrue future benefits thereunder.  Except as set forth in LNB Bancorp Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of LNB Bancorp or any LNB Bancorp

Subsidiary or upon the occurrence of a subsequent event; or (y) requires LNB Bancorp or any LNB Bancorp Subsidiary to provide a benefit in the form of LNB Bancorp Common Stock or determined by reference to the value of LNB Bancorp Common Stock.

4.9.4.      Except as set forth in LNB Bancorp Disclosure Schedule 4.9.4, since December 31, 2013, through and including the date of this Agreement, neither LNB Bancorp nor any LNB Bancorp Subsidiary has (i) made any material change in the credit policies or procedures of LNB Bancorp or any LNB Bancorp Subsidiary, the effect of which was or is to make any such policy or procedure less restrictive in any material respect, (ii) made any material acquisition or disposition of any assets or properties, or entered into any contract for any such acquisition or disposition, other than loans and loan commitments in the ordinary course of business consistent with past practice; (iii) entered into any lease of real or personal property requiring annual payments in excess of $50,000, other than in connection with foreclosed property or in the ordinary course of business consistent with past practice, or (iv) changed any accounting methods, principles or practices of LNB Bancorp or any LNB Bancorp Subsidiary affecting its assets, liabilities or businesses, including any reserving, renewal or residual method, practice or policy.

4.10.               Ownership of Property; Insurance Coverage.

4.10.1.    LNB Bancorp and each LNB Bancorp Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by LNB Bancorp or each LNB Bancorp Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the LNB Bancorp Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Cincinnati, inter-bank credit facilities, reverse repurchase agreements or any transaction by LNB Bancorp or an LNB Bancorp Subsidiary acting in a fiduciary capacity, (ii) mechanics liens and similar liens for labor, materials, services or supplies provided for such property and incurred in the ordinary course of business for amounts not yet delinquent or which are being contested in good faith, and (iii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  LNB Bancorp and each LNB Bancorp Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by LNB Bancorp and the LNB Bancorp Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

4.10.2.    With respect to all material agreements pursuant to which LNB Bancorp or any LNB Bancorp Subsidiary has purchased securities subject to an agreement to resell, if any, LNB Bancorp or such LNB Bancorp Subsidiary, as the case may be, has a lien or security interest (which to LNB Bancorp’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3.    LNB Bancorp and each LNB Bancorp Subsidiary currently maintain insurance considered by LNB Bancorp to be reasonable for their respective operations.  Neither LNB Bancorp nor any LNB Bancorp Subsidiary has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased.  There are presently no material claims pending under such policies of insurance and no notices have been given by LNB Bancorp or any LNB Bancorp Subsidiary under such policies.  All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three years LNB Bancorp and each LNB Bancorp Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.  LNB Bancorp Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by LNB Bancorp and each LNB Bancorp Subsidiary as well as the other matters required to be disclosed under this Section 4.10.3.

4.11.               Legal Proceedings.

Except as set forth on LNB Bancorp Disclosure Schedule 4.11, neither LNB Bancorp nor any LNB Bancorp Subsidiary is a party to any, and there are no pending or, to the Knowledge of LNB Bancorp, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against LNB Bancorp or any LNB Bancorp Subsidiary, (ii) to which LNB Bancorp or any LNB Bancorp Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of LNB Bancorp to perform under this Agreement.

4.12.               Compliance With Applicable Law.

4.12.1.    To the Knowledge of LNB Bancorp, each of LNB Bancorp and each LNB Bancorp Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither LNB Bancorp nor any LNB Bancorp Subsidiary has received any written notice to the contrary.  The Board of Directors of Lorain National Bank has adopted and Lorain National Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.

4.12.2.    Each of LNB Bancorp and each LNB Bancorp Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of LNB Bancorp, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the receipt of Regulatory Approvals.

4.12.3.    Except as set forth in LNB Bancorp Disclosure Schedule 4.12.3, for the period beginning January 1, 2013, neither LNB Bancorp nor any LNB Bancorp Subsidiary has received any written notification or, to the Knowledge of LNB Bancorp, any other communication from any Bank Regulator: (i) asserting that LNB Bancorp or any LNB Bancorp Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to LNB Bancorp or any LNB Bancorp Subsidiary; (iii) requiring or threatening to require LNB Bancorp or any LNB Bancorp Subsidiary, or indicating that LNB Bancorp or any LNB Bancorp Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of LNB Bancorp or any LNB Bancorp Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any material manner the operations of LNB Bancorp or any LNB Bancorp Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”).  Neither LNB Bancorp nor any LNB Bancorp Subsidiary has consented to or entered into any currently effective Regulatory Agreement.  The most recent regulatory rating given to LNB Bancorp as to compliance with the CRA is “Satisfactory” or better.

4.13.               Employee Benefit Plans.

4.13.1             LNB Bancorp Disclosure Schedule 4.13.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by LNB Bancorp or any LNB Bancorp Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “LNB Bancorp Compensation and Benefit Plans”).  Neither LNB Bancorp nor any LNB Bancorp Subsidiary has any commitment to create any additional LNB Bancorp Compensation and Benefit Plan or to materially modify, change or renew any existing LNB Bancorp Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof or otherwise comply with applicable law. LNB Bancorp has made available to Northwest Bancshares true and correct copies of the LNB Bancorp Compensation and Benefit Plans.

4.13.2             Each LNB Bancorp Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and, in all material respects, with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each LNB Bancorp Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and LNB Bancorp is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination or opinion letter.  There is no material pending or, to the Knowledge of LNB Bancorp, threatened action, suit or claim relating to any of the LNB Bancorp Compensation and Benefit Plans (other than routine claims for benefits).  Neither LNB Bancorp nor any of its Subsidiaries has engaged in a transaction, or omitted to take any action, with respect to any LNB Bancorp Compensation and Benefit Plan that would reasonably be expected to subject LNB Bancorp or any of LNB Bancorp Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

4.13.3.            No liability under Title IV of ERISA has been incurred by LNB Bancorp or any LNB Subsidiary with respect to any LNB Bancorp Compensation and Benefit Plan which is subject to Title IV of ERISA (“LNB Bancorp Pension Plan”) currently or formerly maintained by LNB Bancorp or any entity which is considered one employer with LNB Bancorp under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “LNB Bancorp ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and, to the Knowledge of LNB Bancorp, no condition exists that presents a material risk to LNB Bancorp or any LNB Bancorp ERISA Affiliate of incurring a liability under such Title.  No LNB Bancorp Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each LNB Bancorp Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such LNB Bancorp Pension Plan as of the end of the most recent plan year with respect to the respective LNB Bancorp Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such LNB Bancorp Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby).  Neither LNB Bancorp nor any LNB Bancorp ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.  Neither LNB Bancorp, nor, to the Knowledge of LNB Bancorp, any LNB Bancorp ERISA Affiliate, nor any LNB Bancorp Compensation and Benefit Plan, including any LNB Bancorp Pension Plan, nor any trust created thereunder, nor, to the Knowledge of LNB Bancorp, any trustee or administrator thereof has engaged in a transaction in connection with which LNB Bancorp, any LNB Bancorp ERISA Affiliate, and any LNB Bancorp Compensation and Benefit Plan, including any LNB Bancorp Pension Plan or any such trust or any trustee or administrator thereof, would reasonably be expected to be subject to either a material civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a material tax imposed pursuant to Chapter 43 of the Code.

4.13.4             All material contributions required to be made under the terms of any LNB Bancorp Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations have been accrued on LNB Bancorp’s consolidated financial statements to the extent required by and in accordance with GAAP.  LNB Bancorp and any LNB Bancorp Subsidiary has expensed and accrued as a liability the present value of future benefits under each applicable LNB Bancorp Compensation and Benefit Plan for financial reporting purposes in accordance with applicable laws and GAAP.

4.13.5             Neither LNB Bancorp nor any LNB Bancorp Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any LNB Bancorp Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  There has been no communication to employees by LNB Bancorp or any LNB Bancorp Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits, other than as set forth in LNB Bancorp Disclosure Schedule 4.13.5.

4.13.6             Neither LNB Bancorp nor any LNB Bancorp Subsidiary maintains any LNB Bancorp Compensation and Benefit Plans covering employees who are not United States residents.

4.13.7             With respect to each LNB Bancorp Compensation and Benefit Plan, if applicable, LNB Bancorp has provided or made available to Northwest Bancshares copies of the:  (A) trust instruments and insurance contracts; (B) three most recent annual reports or IRS Form 5500; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination or opinion letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests); and (H) PBGC Form 500 and 501 filings, along with the Notice of Intent to Terminate, ERISA Section 204(h) Notice, Notice of Plan Benefits, and all other material documentation related to the termination of the LNB Bancorp Pension Plan.

4.13.8             Except as provided in LNB Bancorp Disclosure Schedule 4.13.8 the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation (other than in such person’s capacity as a shareholder), (B) entitle any employee or independent contractor to terminate any plan, agreement or arrangement without cause or good reason and continue to accrue future benefits thereunder, or result in the vesting or acceleration of any benefits under any LNB Bancorp Compensation and Benefit Plan, (C) result in any material increase in benefits payable under any LNB Bancorp Compensation and Benefit

Plan, or (D) entitle any current or former employee, director or independent contractor of LNB Bancorp or any LNB Bancorp Subsidiary to any actual or deemed payment (or benefit) which could constitute a “parachute payment” (as such term is defined in Section 280G of the Code).

4.13.9             Except as set forth in LNB Bancorp Disclosure Schedule 4.13.9, neither LNB Bancorp nor any LNB Bancorp Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

4.13.10          All deferred compensation plans, programs or arrangements have (i) between January 1, 2005 and December 31, 2008, been operated in all material respects in good faith compliance with Section 409A of the Code and IRS Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been in documentary compliance in all material respects with Section 409A of the Code and IRS regulations and guidance thereunder.  All LNB Bancorp Stock Options and LNB Bancorp Stock Appreciation Rights granted by LNB Bancorp on or after January 1, 2005 to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted, within the meaning of Section 409A of the Code and associated guidance.

4.13.11          Except for the LNB Bancorp Stock Options, the LNB Bancorp Restricted Shares and LNB Stock Appreciation Rights, which are set forth in LNB Bancorp Disclosure Schedule 4.13.11, there are no stock options, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, or other equity compensation awards outstanding under any of the LNB Bancorp Compensation and Benefit Plans or otherwise as of the date hereof.

4.13.12          LNB Bancorp Disclosure Schedule 4.13.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all officers, and employees whose annual rate of salary is $100,000 or greater, of Lorain National Bank or LNB Bancorp, their title and rate of salary, and their date of hire.

4.13.13          Since December 31, 2013, through and including the date of this Agreement, except as set forth in the LNB Bancorp Disclosure Schedule 4.13.13, neither LNB Bancorp nor any LNB Bancorp Subsidiary has, except for (A) normal increases for employees made in the ordinary course of business consistent with past practice, or (B) as required by applicable law, increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee, or director from the amount thereof in effect as of December 31, 2013 (which amounts have been previously made available to Northwest Bancshares), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay (except as required under the terms of agreements or severance plans listed on LNB Bancorp Disclosure Schedule 4.13.1, as in effect as of the date hereof), or paid any bonus other than the customary year-end bonuses in amounts consistent with past practice.

4.13.14          LNB Bancorp Disclosure Schedule 4.13.14 sets forth the payments that would be required to be made under the employment agreements and change in control agreements between LNB Bancorp or Lorain National Bank and each of the individuals who is party to such an agreement, assuming that a change in control and a termination of employment had occurred as of September 30, 2014.  LNB Disclosure Schedule 4.13.14 also lists the estimated amounts payable to any employee, officer, or director of LNB Bancorp or any LNB Bancorp Subsidiary under any LNB Bancorp Non-Qualified Agreement assuming a change in control and termination of employment as of September 30, 2014.

4.14.               Brokers, Finders and Financial Advisors.

Neither LNB Bancorp nor any LNB Bancorp Subsidiary, nor any LNB Bancorp Representative, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement except for the engagement letter with Sandler O’Neill + Partners, L.P. (“Sandler O’Neill”), a copy of which is attached in LNB Bancorp Disclosure Schedule 4.14.

4.15.               Environmental Matters.

4.15.1.    With respect to LNB Bancorp and each LNB Bancorp Subsidiary, except as set forth on LNB Bancorp Disclosure Schedule 4.15.1:

(A)          To the Knowledge of LNB Bancorp, neither the conduct nor operation of its business nor any condition of any property currently or previously owned or operated by it (including Participation Facilities and Other Real Estate Owned) results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon LNB Bancorp or any LNB Bancorp Subsidiary.  To the Knowledge of LNB Bancorp, no condition has existed or event has occurred with respect to any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to LNB Bancorp or any LNB Bancorp Subsidiary by reason of any Environmental Laws.  Neither LNB Bancorp nor any LNB Bancorp Subsidiary during the past five years has received any written notice from any Person or Governmental Entity that LNB Bancorp or any LNB Bancorp Subsidiary or the operation or condition of any property ever owned or operated (including Participation Facilities) by any of them are currently in violation of or otherwise are alleged to have liability under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon LNB Bancorp or any LNB Bancorp Subsidiary;

(B)          There is no suit, written claim, action, demand, executive or administrative order, directive, investigation, or proceeding pending or, to the Knowledge of LNB Bancorp threatened, before any court, governmental agency or other forum against LNB Bancorp or any LNB Bancorp Subsidiary (i) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (ii) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by LNB Bancorp or any LNB Bancorp Subsidiary (including Participation Facilities and Other Real Estate Owned); and

(C)          To the Knowledge of LNB Bancorp, (i) there are no underground storage tanks on, in or under any properties owned or operated by LNB Bancorp or any LNB Bancorp Subsidiary (including Participation Facilities and Other Real Estate Owned), and (ii) no underground storage tanks have been closed or removed from any properties owned or operated by LNB Bancorp or any LNB Bancorp Subsidiary (including Participation Facilities and Other Real Estate Owned) except in compliance with Environmental Laws in all material respects.

(D)          To LNB Bancorp’s Knowledge, the properties currently owned or operated by LNB Bancorp or any LNB Bancorp Subsidiary (including, without limitation, soil, groundwater or surface water on or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law.

4.16.               Loan Portfolio and Investment Securities.

4.16.1.    The allowance for loan losses reflected in the LNB Bancorp Financial Statements as of September 30, 2014 was, and the allowance for loan losses reflected in the LNB Bancorp Regulatory Reports for periods ending after September 30, 2014 were or will be, adequate, as of the dates thereof, under GAAP in all material respects.

4.16.2.    LNB Bancorp Disclosure Schedule 4.16.2 sets forth a listing, as of November 30, 2014, by account, of: (i) all current loan commitments of LNB Bancorp or any LNB Bancorp Subsidiary, including the material terms of such commitment, (ii) each borrower which has notified LNB Bancorp or any LNB Bancorp Subsidiary during three years preceding the date of this Agreement, or has asserted against LNB Bancorp or any LNB Bancorp Subsidiary, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of LNB Bancorp, each borrower which has given LNB Bancorp or any LNB Bancorp Subsidiary any oral notification of, or orally asserted to or against LNB Bancorp or any LNB Bancorp Subsidiary, any such claim; (iii) all loans, (A) that are contractually past due 90 days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are as of the date of this Agreement classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “watch list” or “special mention” (or words of similar import) by LNB Bancorp and any LNB Bancorp Subsidiary, or any applicable Bank Regulator, (D) to the Knowledge of LNB Bancorp, as to which a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (E) where, a specific reserve allocation exists in connection therewith, or (F) that are required to be accounted for as a troubled debt restructuring in accordance with Accounting Standards Codification 310-40; and (iv) all assets classified by LNB Bancorp or any LNB Bancorp Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-

substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure.

4.16.3.    All loans receivable (including discounts) and accrued interest entered on the books of LNB Bancorp and the LNB Bancorp Subsidiaries arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of LNB Bancorp’s or the appropriate LNB Bancorp Subsidiary’s respective business. LNB Bancorp has not received written notice that any of the loans, discounts and the accrued interest reflected on the books of LNB Bancorp and the LNB Bancorp Subsidiaries are subject to any defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.  All such loans are owned by LNB Bancorp or the appropriate LNB Bancorp Subsidiary free and clear of any liens.

4.16.4.    The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

4.16.5.    LNB Bancorp and each LNB Bancorp Subsidiary have good and marketable title to all securities owned by them, except for those securities sold under repurchase agreements, security deposits, borrowings of federal funds or borrowings from the FRB or an FHLB or held in any fiduciary or agency capacity, free and clear of any liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of LNB Bancorp or an LNB Bancorp Subsidiary.  Such securities are valued on the books of LNB Bancorp in accordance with GAAP in all material respects.  LNB Bancorp and each LNB Bancorp Subsidiary that owns securities employ investment, securities, risk management and other policies, practices and procedures which LNB Bancorp believes are prudent and reasonable.

4.17.               Other Documents.

LNB Bancorp has made available to Northwest Bancshares copies of (i) its annual reports to stockholders for the years ended December 31, 2013, 2012 and 2011, and (ii) proxy materials used or for use in connection with its meetings of stockholders held in 2014, 2013 and 2012.

4.18.               Related Party Transactions.

Except as set forth in LNB Bancorp Disclosure Schedule 4.18, neither LNB Bancorp nor any LNB Bancorp Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of LNB Bancorp or any LNB Bancorp Subsidiary.  Except as described in LNB Bancorp’s Disclosure Schedule 4.18, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of LNB Bancorp or any LNB Bancorp Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended except for rate modifications pursuant to LNB Bancorp’s loan modification policy that is applicable to all Persons.  Neither LNB Bancorp nor any LNB Bancorp Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by LNB Bancorp is inappropriate.

4.19.               Deposits.

Except as set forth in LNB Bancorp Disclosure Schedule 4.19, none of the deposits of LNB Bancorp is a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.20.               Antitakeover Provisions Inapplicable; Required Vote.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Ohio, including the provisions of the OGCL applicable to LNB Bancorp.

The affirmative vote of two-thirds of the issued and outstanding shares of LNB Bancorp Common Stock is required to approve this Agreement and the Merger under the OGCL and LNB Bancorp’s articles of incorporation.

4.21.               Registration Obligations.

Neither LNB Bancorp nor any LNB Bancorp Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.22.               Risk Management Instruments.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for LNB Bancorp’s own account, or for the account of one or more of LNB Bancorp’s Subsidiaries or their customers (all of which are set forth in LNB Bancorp Disclosure Schedule 4.22), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of LNB Bancorp and each LNB Bancorp Subsidiary, with counterparties believed to be financially responsible at the time; and to LNB Bancorp’s and each LNB Bancorp Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of LNB Bancorp or such LNB Bancorp Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither LNB Bancorp nor any LNB Bancorp Subsidiary, nor, to the Knowledge of LNB Bancorp, any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

4.23.               Opinion of Financial Advisor.

The LNB Bancorp Board of Directors has received the opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the date of this Agreement) of Sandler O’Neill to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, as of the date of this Agreement, the Merger Consideration is fair from a financial point of view to the holders of the LNB Bancorp Common Stock.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.24.               Intellectual Property.

LNB Bancorp and each LNB Bancorp Subsidiary owns or, to LNB Bancorp’s Knowledge, possesses valid and binding licenses or other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, servicemarks and trademarks used in their business, each without payment, and neither LNB Bancorp nor any LNB Bancorp Subsidiary has received any notice of conflict with respect thereto that asserts the rights of others.  LNB Bancorp and each LNB Bancorp Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.  To the Knowledge of LNB Bancorp, the conduct of the business of LNB Bancorp and each LNB Bancorp Subsidiary as currently conducted does not, in any respect, infringe upon, dilute, misappropriate or otherwise violate any intellectual property owned or controlled by any third party.

4.25.               Trust Accounts.

LNB Bancorp and any LNB Bancorp Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither LNB Bancorp nor any LNB Bancorp Subsidiary, nor, to the Knowledge of LNB Bancorp, any of their respective directors, officers or employees, have committed any breach of trust with respect to any such fiduciary account or the records for each such fiduciary account.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF NORTHWEST BANCSHARES

Northwest Bancshares represents and warrants to LNB Bancorp that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the Northwest Bancshares Disclosure Schedule delivered by Northwest Bancshares to LNB Bancorp on the date hereof.  Northwest Bancshares has made a good faith effort to ensure that the disclosure on each schedule of the Northwest Bancshares Disclosure Schedule corresponds to the section referenced herein.  However, for purposes of the Northwest Bancshares Disclosure Schedule, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all sections of this Agreement under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other sections of this Agreement.

5.1.                 Standard.

No representation or warranty of Northwest Bancshares contained in this Article V shall be deemed untrue or incorrect, and Northwest Bancshares shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 5.2, 5.3, 5.4, 5.8 and 5.19, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

5.2.                 Organization.

5.2.1.      Northwest Bancshares is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and is duly registered as a savings and loan holding company under the HOLA.  Northwest Bancshares has full corporate power and authority to own or lease all of its properties and assets and to carry on its business as is now being conducted and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on Northwest Bancshares.

5.2.2.      Northwest Bank is a Pennsylvania chartered savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania.  The deposits of Northwest Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due.  Northwest Bank is a member in good standing of the FHLB of Pittsburgh and owns the requisite amount of stock therein.  The location of the principal office and each branch office of Northwest Bank is set forth in Northwest Bancshares Disclosure Schedule 5.2.2.

5.2.3.      Northwest Bancshares Disclosure Schedule 5.2.3 sets forth each Northwest Bancshares Subsidiary.  Each Northwest Bancshares Subsidiary (other than Northwest Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

5.2.4.      The respective minute books of Northwest Bancshares and each Northwest Bancshares Subsidiary accurately record, in all material respects, all material corporate actions of their respective stockholders and boards of directors (including committees).

5.2.5.      Prior to the date of this Agreement, Northwest Bancshares has made available to LNB Bancorp true and correct copies of the certificate of incorporation or charter and bylaws of Northwest Bancshares and the Northwest Bancshares Subsidiaries.

5.3.                 Capitalization.

5.3.1.      The authorized capital stock of Northwest Bancshares consists of five hundred million (500,000,000) shares of Northwest Bancshares Common Stock, $0.01 par value, of which 95,019,026 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and fifty million (50,000,000) shares of preferred stock, $0.01 par value (“Northwest Bancshares Preferred Stock”), none of which are outstanding.  There are no shares of Northwest Bancshares Common Stock held by Northwest Bancshares as treasury stock.  Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of Northwest Bancshares Common Stock, or any other security of Northwest Bancshares or any securities representing the right to vote, purchase or otherwise receive any shares of Northwest Bancshares Common Stock or any other security of Northwest Bancshares, other than (i) shares issuable under the Northwest Bancshares Stock Benefit Plan; (ii) $100.0 million of trust preferred securities (“Northwest Trust Preferred Securities”) issued by Northwest Bancorp Capital Trust III and Northwest Bancorp Statutory Trust IV (together, the “Northwest Trusts”); and (iii) the guarantee by Northwest Bancorp to the holders of the capital securities issued by the Northwest Trusts.

5.3.2.      The authorized capital stock of Northwest Bank consists solely of fifty million (50,000,000) shares of common stock, par value $0.10 per share (“Northwest Bank Common Stock”) and ten million (10,000,000) shares of preferred stock, $0.10 par value (“Northwest Bank Preferred Stock”).  All of the issued and outstanding shares of Northwest Bank Common Stock are (i) validly issued, fully paid and nonassessable and free of preemptive rights, and (ii) owned by Northwest Bancshares free and clear of any liens, encumbrances, charges, restrictions or rights of third parties of any kind whatsoever.  Either Northwest Bancshares or Northwest Bank owns all of the outstanding shares of capital stock of each Northwest Bancshares Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature.

5.3.3.      Except as set forth in Northwest Bancshares Disclosure Schedule 5.3.3, to the Knowledge of Northwest Bancshares, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of Northwest Bancshares Common Stock, except for equity interests held in the investment portfolios of Northwest Bancshares or and Northwest Bancshares Subsidiary, equity interests held by any Northwest Bancshares Subsidiary in a fiduciary capacity and equity interests held in connection with the lending activities of Northwest Bancshares or its Subsidiaries.

5.3.4.      No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Northwest Bancshares’s stockholders may vote has been issued by Northwest Bancshares and are outstanding.

5.4.                 Authority; No Violation.

5.4.1.      Northwest Bancshares has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required Regulatory Approvals, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by Northwest Bancshares and the completion by Northwest Bancshares of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Northwest Bancshares, and no other corporate proceedings on the part of Northwest Bancshares are necessary to approve this Agreement.  This Agreement has been duly and validly executed and delivered by Northwest Bancshares, and subject to LNB Bancorp Stockholder Approval, receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by LNB Bancorp, constitutes the valid and binding obligation of Northwest Bancshares, enforceable against Northwest Bancshares in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2.      Subject to the receipt of the Regulatory Approvals, and compliance by LNB Bancorp and Northwest Bancshares with any conditions contained therein,

(A)          the execution and delivery of this Agreement by Northwest Bancshares,

(B)          the consummation of the transactions contemplated hereby, and

(C)          compliance by Northwest Bancshares with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the Articles of Incorporation or Bylaws of Northwest Bancshares or any Northwest Bancshares Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Northwest Bancshares or any Northwest Bancshares Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Northwest Bancshares or any Northwest Bancshares Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on Northwest Bancshares and the Northwest Bancshares Subsidiaries taken as a whole.

5.5.                 Consents.

Except for (i) the Regulatory Approvals and compliance with any conditions contained therein, the filing with the SEC of (x) the Merger Registration Statement and (y) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (ii) approval of the listing of Northwest Bancshares Common Stock to be issued in the Merger on the Nasdaq, (iv) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Northwest Bancshares Common Stock pursuant to this Agreement, and (v) the LNB Bancorp Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Northwest Bancshares, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary in connection with the execution and delivery of this Agreement by Northwest Bancshares and the completion of the Merger.  To the Knowledge of Northwest Bancshares, no fact or circumstance exists, including any possible other transaction pending or under consideration by Northwest Bancshares or any of its Affiliates, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the OCC or the PA Department, or (ii) any required Regulatory Approvals, or (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the PA Code or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition.

5.6.                 Financial Statements; Reports.

5.6.1.      Northwest Bancshares has previously made available to LNB Bancorp the Northwest Bancshares Financial Statements.  The Northwest Bancshares Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Northwest Bancshares and the Northwest Bancshares Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.2.      At the date of each balance sheet included in the Northwest Bancshares Financial Statements, Northwest Bancshares did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Northwest Bancshares Financial Statements or in the footnotes thereto which are not reflected or reserved against therein in accordance with GAAP or appropriately disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.6.3.      Northwest Bancshares (x) has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) of the Exchange Act) that is designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP and to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP and to maintain accountability for assets and (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (y) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Northwest Bancshares, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of Northwest Bancshares by others within those entities, and (z) has disclosed, based on its most recent evaluation prior to the date hereof, to Northwest Bancshares outside auditors and the audit committee of the Northwest Bancshares Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Northwest Bancshares’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Northwest Bancshares’s internal control over financial reporting. These disclosures (if any) were made in writing by management to Northwest Bancshares auditors and audit committee and a copy has previously been made available to LNB Bancorp.

5.6.4.      Since December 31, 2013, (A) neither Northwest Bancshares nor any Northwest Bancshares Subsidiary nor, to its Knowledge, any director, officer, employee, auditor, accountant or representative of Northwest Bancshares or any Northwest Bancshares Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Northwest Bancshares or any Northwest Bancshares Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Northwest Bancshares or any Northwest Bancshares Subsidiary has engaged in questionable accounting or auditing practices, and (B) no attorney representing Northwest Bancshares or any Northwest Bancshares Subsidiary, whether or not employed by Northwest Bancshares or any Northwest Bancshares Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by it or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.6.5.      Northwest Bancshares has filed all reports, schedules, registration statements, prospectuses, and other documents, together with all amendments thereto, required to be filed with the SEC since December 31, 2013 (the “Northwest Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the Northwest Reports complied, and each Northwest Report filed subsequent to the date hereof and prior to the Effective Time will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act, and the Dodd-Frank Act, and did not or will not, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the Northwest Reports.

None of the Northwest Bancshares Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. No executive officer of Northwest Bancshares has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and to the Knowledge of Northwest Bancshares no enforcement action has been initiated by the SEC against Northwest Bancshares or its officers or directors relating to disclosures contained in any Northwest Report.

5.6.6.      Except as disclosed in Northwest Bancshares Disclosure Schedule 5.6.6, Northwest Bancshares and each Northwest Bancshares Subsidiary has timely filed all reports, forms, schedules, registrations, statements and other documents, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2013 with any Governmental Entity and has paid all fees and assessments due and payable in connection therewith.  The Northwest Bancshares Regulatory Reports, to the extent they contain financial information, have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements.

5.7.                 Taxes.

Northwest Bancshares and the Northwest Bancshares Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). With respect to all tax years ending after January 1, 2011, Northwest Bancshares and each Northwest Bancshares Subsidiary has duly filed, on or prior to the date of this Agreement, and will duly file, on or prior to the Closing Date, all federal, state and local tax returns required to be filed by or with respect to Northwest Bancshares and each Northwest Bancshares Subsidiary, taking into account any extensions (all such returns, to the Knowledge of Northwest Bancshares, being complete and correct in all material respects) and has duly paid, or made provisions for the payment of, on or prior to the date of this Agreement, and will duly pay or make provisions for, on or prior to the Closing Date, all material federal, state and local taxes which have been incurred by or are due or claimed to be due from Northwest Bancshares and any Northwest Bancshares Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges that (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined.  As of the date of this Agreement, Northwest Bancshares has received no notice of, and to the Knowledge of Northwest Bancshares, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of Northwest Bancshares or any Northwest Bancshares Subsidiary, and no claim has been made by any authority in a jurisdiction where Northwest Bancshares or any Northwest Bancshares Subsidiary does not file tax returns that Northwest Bancshares or any such Northwest Bancshares Subsidiary is subject to taxation in that jurisdiction.  Except as set forth in Northwest Bancshares Disclosure Schedule 5.7, Northwest Bancshares and the Northwest Bancshares Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect.  Northwest Bancshares and each Northwest Bancshares Subsidiary has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and Northwest Bancshares and each Northwest Bancshares Subsidiary, to the Knowledge of Northwest Bancshares, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of

Chapter 61 of the Code and similar applicable state and local information reporting requirements.  Since December 31, 2013, through and including the date of this Agreement, neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has made any material election for federal or state income tax purposes.

5.8.                 No Material Adverse Effect.

Northwest Bancshares and the Northwest Bancshares Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since December 31, 2013 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Northwest Bancshares and the Northwest Bancshares Subsidiaries, taken as a whole.

5.9.                 Ownership of Property; Insurance Coverage.

5.9.1.      Northwest Bancshares and each Northwest Bancshares Subsidiary have good and, as to real property, marketable title to all material assets and properties owned by Northwest Bancshares or each Northwest Bancshares Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the Northwest Bancshares Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the FHLB of Pittsburgh, inter-bank credit facilities, reverse repurchase agreements or any transaction by Northwest Bancshares or a Northwest Bancshares Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.  Northwest Bancshares and each Northwest Bancshares Subsidiary, as lessee, have the right under valid and existing leases of real and personal properties used by Northwest Bancshares and the Northwest Bancshares Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

5.9.2.      Northwest Bancshares and each Northwest Bancshares Subsidiary currently maintain insurance considered by Northwest Bancshares to be reasonable for their respective operations.  Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has received notice from any insurance carrier that such insurance will be canceled or that coverage thereunder will be reduced or eliminated.  All such insurance is valid and enforceable and in full force and effect, and within the last three years Northwest Bancshares and each Northwest Bancshares Subsidiary have received each type of insurance coverage for which they have applied and during such periods have not been denied indemnification for any material claims submitted under any of their insurance policies.

5.10.               Legal Proceedings.

Except as set forth in Northwest Bancshares Disclosure Schedule 5.10, neither Northwest Bancshares nor any Northwest Bancshares Subsidiary is a party to any, and there are no pending or, to the Knowledge of Northwest Bancshares, threatened, material legal, administrative, arbitration or other material proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against Northwest Bancshares or any Northwest Bancshares Subsidiary, (ii) to which Northwest Bancshares or any Northwest Bancshares Subsidiary’s assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Northwest Bancshares to perform under this Agreement.

5.11.               Compliance With Applicable Law.

5.11.1.    To the Knowledge of Northwest Bancshares, each of Northwest Bancshares and each Northwest Bancshares Subsidiary are in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to them, their properties, assets and deposits, their business, and their conduct of business and their relationship with their employees, including, without limitation, the USA PATRIOT Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, the Bank Secrecy Act and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has received any written notice to the contrary.  The Board of Directors of Northwest Bank has adopted and Northwest Bank has implemented an anti-money laundering program that meets the requirements of Sections 352 and 326 of the USA PATRIOT Act and the regulations thereunder and has received no written notice from any Governmental Entity or Bank Regulator that such program (i) does not contain adequate and appropriate customer identification verification procedures, or (ii) has been deemed ineffective.

5.11.2.    Each of Northwest Bancshares and each Northwest Bancshares Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators and Governmental Entities that are required to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Northwest Bancshares, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3.    Except as set forth in Northwest Bancshares Disclosure Schedule 5.11.3, for the period beginning January 1, 2013, neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has received any written notification or, to the Knowledge of Northwest Bancshares, any other communication from any Bank Regulator: (i) asserting that Northwest Bancshares or any Northwest Bancshares Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to Northwest Bancshares or any Northwest Bancshares Subsidiary; (iii) requiring or threatening to require Northwest Bancshares or any Northwest Bancshares Subsidiary, or indicating that Northwest Bancshares or any Northwest Bancshares Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of Northwest Bancshares or any Northwest Bancshares Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of Northwest Bancshares or any Northwest Bancshares Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has consented to or entered into any currently effective Regulatory Agreement.  The most recent regulatory rating given to Northwest Bank as to compliance with the CRA is “Satisfactory.”

5.12.               Employee Benefit Plans.

5.12.1             Northwest Bancshares Disclosure Schedule 5.12.1 includes a list of all existing bonus, incentive, deferred compensation, supplemental executive retirement plans, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans (including paid time off policies and other material benefit policies and procedures), fringe benefit plans, employment, consulting, settlement and change in control agreements and all other material benefit practices, policies and arrangements maintained by Northwest Bancshares or any Northwest Bancshares Subsidiary in which any employee or former employee, consultant or former consultant or director or former director participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the “Northwest Bancshares Compensation and Benefit Plans”).  Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has any commitment to create any additional Northwest Bancshares Compensation and Benefit Plan or to materially modify, change or renew any existing Northwest Bancshares Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof or otherwise comply with applicable law. Northwest Bancshares has made available to LNB Bancorp true and correct copies of the Northwest Bancshares Compensation and Benefit Plans.

5.12.2             Each Northwest Bancshares Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and, in all material respects, with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, HIPAA and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA and HIPAA and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full.  Each Northwest Bancshares Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS, and Northwest Bancshares is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination or opinion letter.

There is no material pending or, to the Knowledge of Northwest Bancshares, threatened action, suit or claim relating to any of the Northwest Bancshares Compensation and Benefit Plans (other than routine claims for benefits).  Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Northwest Bancshares Compensation and Benefit Plan that would reasonably be expected to subject Northwest Bancshares or any Northwest Bancshares Subsidiary to a material unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

5.12.3             No liability under Title IV of ERISA has been incurred by Northwest Bancshares or any Northwest Bancshares Subsidiary with respect to any Northwest Bancshares Compensation and Benefit Plan which is subject to Title IV of ERISA (“Northwest Bancshares Pension Plan”) currently or formerly maintained by Northwest Bancshares or any entity which is considered one employer with Northwest Bancshares under Section 4001(b)(1) of ERISA or Section 414 of the Code (an “Northwest Bancshares ERISA Affiliate”) since the effective date of ERISA that has not been satisfied in full, and, to the Knowledge of Northwest Bancshares, no condition exists that presents a material risk to Northwest Bancshares or any Northwest Bancshares ERISA Affiliate of incurring a liability under such Title.  No Northwest Bancshares Pension Plan had an “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof; the fair market value of the assets of each Northwest Bancshares Pension Plan exceeds the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) under such Northwest Bancshares Pension Plan as of the end of the most recent plan year with respect to the respective Northwest Bancshares Pension Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such Northwest Bancshares Pension Plan as of the date hereof; there is not currently pending with the PBGC any filing with respect to any reportable event under Section 4043 of ERISA nor has any reportable event occurred as to which a filing is required and has not been made (other than as might be required with respect to this Agreement and the transactions contemplated thereby).  Neither Northwest Bancshares nor any Northwest Bancshares ERISA Affiliate has contributed to any “multiemployer plan,” as defined in Section 3(37) of ERISA.  Neither Northwest Bancshares, nor, to the Knowledge of Northwest Bancshares, any Northwest Bancshares ERISA Affiliate, nor any Northwest Bancshares Compensation and Benefit Plan, including any Northwest Bancshares Pension Plan, nor any trust created thereunder, nor, to the knowledge of Northwest Bancshares, any trustee or administrator thereof has engaged in a transaction in connection with which Northwest Bancshares, any Northwest Bancshares ERISA Affiliate, and any Northwest Bancshares Compensation and Benefit Plan, including any Northwest Bancshares Pension Plan or any such trust or any trustee or administrator thereof, would reasonably be expected to be subject to either a material civil liability or penalty pursuant to Section 409, 502(i) or 502(l) of ERISA or a material tax imposed pursuant to Chapter 43 of the Code.

5.12.4             All material contributions required to be made under the terms of any Northwest Bancshares Compensation and Benefit Plan have been timely made, and all anticipated contributions and funding obligations have been accrued on Northwest Bancshares’s consolidated financial statements to the extent required by and in accordance with GAAP.  Northwest Bancshares and each of its Subsidiaries has expensed and accrued as a liability the present value of future benefits under each applicable Northwest Bancshares Compensation and Benefit Plan for financial reporting purposes in accordance with applicable laws and GAAP.

5.12.5             Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has any obligations to provide retiree health, life insurance, or disability insurance, or any retiree death benefits under any Northwest Bancshares Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code.  There has been no communication to employees by Northwest Bancshares or any Northwest Bancshares Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, or disability insurance, or any retiree death benefits, other than as set forth in Northwest Bancshares Disclosure Schedule 5.12.5.

5.12.6             With respect to each Northwest Bancshares Compensation and Benefit Plan, if applicable, Northwest Bancshares has provided or made available to LNB Bancorp copies of the:  (A) trust instruments and insurance contracts; (B) three most recent annual reports or IRS Form 5500; (C) three most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination or opinion letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last three years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

5.12.7             Except as set forth in Northwest Bancshares Disclosure Schedule 5.12.7, neither Northwest Bancshares nor any Northwest Bancshares Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

5.12.8             All deferred compensation plans, programs or arrangements have (i) between January 1, 2005 and December 31, 2008, been operated in all material respects in good faith compliance with Section 409A of the Code and IRS Notice 2005-01 and (ii) since January 1, 2009 (or such later date permitted under applicable guidance), been in documentary compliance in all material respects with Section 409A of the Code and IRS regulations and guidance thereunder.  All Northwest Bancshares Options and stock appreciation rights granted by Northwest Bancshares on or after January 1, 2005 to any current or former employee or director have been granted with a per share exercise price or reference price at least equal to the fair market value of the underlying stock on the date the option or stock appreciation right was granted (as defined in the relevant Northwest Bancshares Stock Benefit Plans), within the meaning of Section 409A of the Code and associated guidance.

5.13.               Environmental Matters.

5.13.1.    To the Knowledge of Northwest Bancshares, other than as set forth in Northwest Bancshares Disclosure Schedule 5.13, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon Northwest

Bancshares or any Northwest Bancshares Subsidiary.  To the Knowledge of Northwest Bancshares, no condition has existed or event has occurred with respect to such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to Northwest Bancshares or any Northwest Bancshares Subsidiary by reason of any Environmental Laws.  Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary has received any written notice from any Person that Northwest Bancshares or any Northwest Bancshares Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon Northwest Bancshares or any Northwest Bancshares Subsidiary.

5.13.2.    There is no suit, written claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the Knowledge of Northwest Bancshares, threatened, before any court, governmental agency or other forum against Northwest Bancshares or any Northwest Bancshares Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by Northwest Bancshares or any Northwest Bancshares Subsidiary.

5.14.               Loan Portfolio.

The allowance for loan losses reflected in the Northwest Bancshares Financial Statements as of September 30, 2014 was, and the allowance for loan losses reflected in the Northwest Bancshares Financial Statements for periods ending after September 30, 2014 were or will be, adequate, as of the dates thereof, under GAAP in all material respects.

5.15.               Antitakeover Provisions Inapplicable.

The transactions contemplated by this Agreement are not subject to the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transactions,” “business combination” or other antitakeover laws and regulations of the State of Maryland, including the provisions of the MGCL applicable to Northwest Bancshares.

5.16.               Risk Management Arrangements.

All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Northwest Bancshares’s own account, or for the account of one or more of Northwest Bancshares’s Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Northwest Bancshares, with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Northwest Bancshares or such Northwest Bancshares Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect.  Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary, nor to the Knowledge of Northwest Bancshares any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

5.17.               Brokers, Finders and Financial Advisors.

Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Boenning & Scattergood, Inc. by Northwest Bancshares and the fee payable pursuant thereto.

5.18.               Northwest Bancshares Common Stock.

The shares of Northwest Bancshares Common Stock to be issued pursuant to this Agreement, have been reserved for issuance, and when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.19.               Available Funds.

Northwest Bancshares has cash, and immediately prior to the Effective Time, will have cash, sufficient to pay or cause to be deposited into the Exchange Fund, the aggregate amount of cash as required pursuant to Section 3.3.

5.20.               Trust Accounts.

Northwest Bancshares and any Northwest Bancshares Subsidiary has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations.  Neither Northwest Bancshares nor any Northwest Bancshares Subsidiary, nor, to the Knowledge of Northwest Bancshares, any of their respective directors, officers or employees, have committed any breach of trust with respect to any such fiduciary account or the records for each such fiduciary account.

5.21.               Ownership of LNB Bancorp Shares.

As of the date hereof, neither Northwest Bancshares, nor, to the Knowledge of Northwest Bancshares, or any of its Affiliates, (i) beneficially owns, directly or indirectly, any shares of LNB Bancorp Common Stock, (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of LNB Bancorp Common Stock, (iii) is not now, nor at any time within the last three years, has been, an “interested shareholder”, as such term is defined in Section 1704.01 of the OGCL, or (iv) is an “Interested Shareholder”, as such term is defined in Article IX of the LNB Bancorp Code of Regulations.

ARTICLE VI
COVENANTS OF LNB BANCORP

6.1.                 Conduct of Business.

6.1.1.      Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of Northwest Bancshares, which consent will not be unreasonably withheld, conditioned or delayed, LNB Bancorp will, and it will cause each LNB Bancorp Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would:  (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2.      Negative Covenants.  LNB Bancorp agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, as set forth in LNB Bancorp Disclosure Schedule 6.1.2, or consented to by Northwest Bancshares in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the LNB Bancorp Subsidiaries not to:

(A)          change or waive any provision of its Articles of Incorporation, Charter, or Code of Regulations or Bylaws, as the case may be;

(B)          change the number of authorized or issued shares of its capital stock (other than pursuant to the issuance of shares upon the exercise of outstanding LNB Bancorp Stock Options), issue any shares of LNB Bancorp Common Stock that are held as “treasury shares” as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the LNB Bancorp Stock Benefit Plans, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend (other than the declaration and payment of a regular quarterly cash dividend of no more than $0.03 per share with payment and record dates consistent with past practice, provided that the declaration of the last quarterly dividend by LNB Bancorp prior to the Effective Time and the payment thereof shall be coordinated with Northwest Bancshares so that holders of LNB Bancorp Common Stock do not receive dividends on both LNB Bancorp Common Stock and Northwest Bancshares Common Stock received in the Merger during such quarter) or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock; provided, however, that (i) LNB Bancorp may permit the vesting of awards previously made under the LNB Bancorp Stock Plan and may permit (a) holders of LNB Bancorp Restricted Shares to elect to tender or surrender LNB Bancorp Common Stock to LNB Bancorp as payment of any tax withholding obligation of LNB Bancorp in connection with the vesting of LNB Bancorp Restricted Shares, and (b) holders of LNB Bancorp Stock Options to elect to tender LNB Bancorp Common Stock or have LNB Bancorp withhold common shares from the LNB Bancorp Stock Option as payment of the exercise price and any tax withholding obligations of LNB Bancorp in connection with an exercise of such LNB Bancorp Stock Options, and (ii) any LNB Bancorp Subsidiary may pay dividends to its parent company (as permitted under applicable law and regulations);

(C)          enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation other than pursuant to any payment, discharge, settlement or compromise permitted pursuant to Section 6.1.2(W)) involving amounts in excess of $100,000, except in the ordinary course of business consistent with past practice or as contemplated by this Agreement;

(D)          make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(E)           grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required by applicable law, (ii) pursuant to commitments existing on the date hereof and set forth on LNB Bancorp Disclosure Schedules 4.9.1 and 4.13.1, (iii) as to non-executive employees, pay increases in the ordinary course of business and consistent with past practice, and (iv) the payment of bonuses for the year ending December 31, 2014, to the extent such bonuses have been accrued in accordance with GAAP through the date hereof and provided that such bonuses are consistent, as to amount and persons covered, with past practice.  Neither LNB Bancorp nor any LNB Bancorp Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $100,000, except that LNB Bancorp may hire at-will, non-executive officer employees to fill vacancies that may from time to time arise in the ordinary course of business;

(F)           enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution plan not in the ordinary course of business consistent with past practice;

(G)          merge or consolidate LNB Bancorp or any LNB Bancorp Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of LNB Bancorp or any LNB Bancorp Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between LNB Bancorp, or any LNB Bancorp Subsidiary, and any other Person, in each case in the ordinary course of business consistent with past practice; enter into a purchase and assumption transaction with respect to deposits and liabilities; or permit the revocation or surrender by any LNB Bancorp Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office;

(H)          sell or otherwise dispose of the capital stock of LNB Bancorp or sell or otherwise dispose of any asset of LNB Bancorp or of any LNB Bancorp Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB of Cincinnati, subject any asset of LNB Bancorp or of any LNB Bancorp Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, “treasury tax and loan” accounts established in the ordinary course of business and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; or incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(I)            take any action that would result in any of the representations and warranties of LNB Bancorp set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

(J)            change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or any Bank Regulator responsible for regulating LNB Bancorp;

(K)          except as provided for under paragraph (W) hereof, waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which LNB Bancorp or any LNB Bancorp Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

(L)           purchase any equity securities, or purchase any security for its investment portfolio inconsistent with LNB Bancorp’s or any LNB Bancorp Subsidiary’s current investment policy other than investments in FHLB stock required under applicable law or regulations;

(M)         except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the LNB Bancorp Disclosure Schedule 6.1.2(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) (i) in an amount in excess of $3.0million, (ii) in an amount in excess of $500,000 that is (a) unsecured or (b) undersecured by more than 20% of the amount advanced based on policy and not subject to an SBA guarantee or (iii) for a one- to four-family residential real estate loan that is not eligible for sale in the secondary market to Fannie Mae or Freddie Mac; provided that Northwest Bancshares shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if Northwest Bancshares does not object to any such proposed loan within two business days of receipt by Northwest Bancshares of a request by LNB Bancorp to exceed such limit along with all financial or other data that Northwest Bancshares may reasonably request in order to evaluate such loan;

(N)          enter into, renew, extend or modify any transaction (other than a loan, subject to subsection (M) above, and a deposit transaction) with any Affiliate; provided that Northwest Bancshares shall have been deemed to have consented to any renewal, extension or modification of any transaction with an Affiliate if Northwest Bancshares does not object to any such proposed renewal, extension or modification within five business days of receipt by Northwest Bancshares of a request by LNB Bancorp to renew, extend or modify such a transaction along with all financial or other data that Northwest Bancshares may reasonably request in order to evaluate the same;

(O)          enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)           except for the execution of this Agreement and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q)          make any material change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge-off of losses incurred thereon; investments; asset/liability management; deposit pricing or gathering; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles, or by a Bank Regulator;

(R)          except for the execution of this Agreement, and the transactions contemplated herein, take any action that would give rise to an acceleration of the right to payment to any individual under any LNB Bancorp Compensation and Benefit Plan;

(S)           except as set forth in LNB Bancorp Disclosure Schedule 6.1.2(S), make any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

(T)                                purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies (other than liabilities that relate solely to accruals with respect to loss contingencies within the meaning of ASC 450);

(U)                               sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate, (ii) indirect automobile loans, or (iii) SBA guaranteed loans, in each case that are consistent with past practice) unless Northwest Bank has been given the first opportunity and a reasonable time to purchase any loan participation being sold;

(V)                               undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by LNB Bancorp of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

(W)                            pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $100,000 individually or $250,000 in the aggregate, or with regard to a settlement exceeding $100,000 individually or $250,000 in the aggregate, where such settlement is fully covered by insurance, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings or agree to consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;

(X)                               foreclose upon or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose upon any commercial real estate if such environmental assessment indicates the presence of Materials of Environmental Concern in violation of Environmental Law;

(Y)                               issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with Northwest Bancshares and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of Northwest Bancshares (which shall not be unreasonably withheld), or issue any broadly distributed communication of a general nature to customers without the prior approval of Northwest Bancshares (which shall not be unreasonably withheld), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(Z)                                take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

(AA)                      agree to do any of the foregoing.

6.2.                                                    Current Information.

6.2.1.                  During the period from the date of this Agreement to the Effective Time, LNB Bancorp will cause one or more of its representatives to confer with representatives of Northwest Bancshares and report the general status of its ongoing operations at such times as Northwest Bancshares may reasonably request.  LNB Bancorp will promptly notify Northwest Bancshares of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving LNB Bancorp or any LNB Bancorp Subsidiary.  Any information provided pursuant to this Section 6.2 will be subject to the Confidentiality Agreement and may only be used to facilitate the transactions contemplated hereby.

6.2.2.                  LNB Bancorp and Northwest Bank shall meet on a regular basis to discuss and plan for the conversion of LNB Bancorp’s data processing and related electronic informational systems to those used by Northwest Bank, which planning shall include, but not be limited to, discussion of the possible termination by LNB Bancorp of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by LNB Bancorp in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that LNB Bancorp shall not be obligated to take any such action prior to the Effective Time and, unless LNB Bancorp otherwise agrees, no conversion shall take place prior to the Effective Time.  In the event that LNB Bancorp takes, at the request of Northwest Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any fees, expenses or charges, Northwest Bank shall pay any such fees, expenses and charges directly to such third parties, and shall indemnify LNB Bancorp for the costs of taking any action to facilitate the conversion process.

6.2.3.                  LNB Bancorp shall provide Northwest Bancshares, substantially contemporaneously with the delivery to the Board of Directors of LNB Bancorp of the materials for the monthly board meeting (other than materials which LNB Bancorp is not required to make available to Northwest Bancshares pursuant to Section 6.3.1 of this Agreement), a written list of nonperforming assets as of the prior month end (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Financial Accounting Standards Board Accounting Standards Codification 310-40, “Troubled Debt Restructuring by Creditors,” as updated by Accounting Standards Update 2011-02”, (ii) loans on nonaccrual, (iii) OREO, (iv) all loans ninety (90) days or more past due as of the end of such month and (iv) and impaired loans.  On a monthly basis, LNB Bancorp shall provide Northwest Bancshares with a schedule of all loan approvals, loan payoffs, loan paydowns, loan charge-offs, each in excess of $100,000, which schedule shall indicate the loan amount, loan type and other material features of the loan.

6.2.4.                  LNB Bancorp shall promptly inform Northwest Bancshares, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of LNB Bancorp or any LNB Bancorp Subsidiary under any labor or employment law.

6.3.                                                    Access to Properties and Records.

6.3.1.                  Subject to Section 12.1 hereof, LNB Bancorp shall permit Northwest Bancshares and Northwest Bank reasonable access upon reasonable notice to its properties and those of the LNB Bancorp Subsidiaries, and shall disclose and make available to Northwest Bancshares and Northwest Bank during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter LNB Bancorp reasonably determines should be treated as confidential) and stockholders’ meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Northwest Bancshares or Northwest Bank may have a reasonable interest; provided, however, that LNB Bancorp shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in LNB Bancorp’s reasonable judgment, would interfere with the normal conduct of LNB Bancorp’s business or  would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or with regard to which disclosure to Northwest Bancshares is prohibited by law or regulation. LNB Bancorp shall provide and shall request its auditors to provide Northwest Bancshares with such historical financial information regarding it (and related audit reports and consents) as Northwest Bancshares may reasonably request for Securities Law disclosure purposes.  Northwest Bancshares and Northwest Bank shall use commercially reasonable efforts to minimize any interference with LNB Bancorp’s regular business operations during any such access to LNB Bancorp’s property, books and records.

6.3.2.                  LNB Bancorp shall permit Northwest Bancshares, at Northwest Bancshares’ expense, to cause a “Phase I Environmental Site Assessment” (the “Phase I”) (in conformance with American Society for Testing Materials (“ASTM”) Standard 1527-13, as amended) to be performed at each branch office and other properties owned by LNB Bancorp, and, to the extent permitted by any lease governing LNB Bancorp’s lease of any branch, at each branch leased by LNB Bancorp, at any time prior to the Closing Date, and to the extent such Phase I recommends performance of a Phase II Environmental Site Assessment (the “Phase II”) prior to the Closing Date only to the extent that the Phase II is within the scope of additional testing recommended by the Phase I to be performed as a result of a “Recognized Environmental Condition” (as such term is defined by the ASTM) that was discovered in the Phase I and provided that as to any Phase II performed at a Branch which LNB Bancorp leases the landlord pursuant to the applicable lease has consented to such Phase II if such consent is necessary pursuant to the lease.  LNB Bancorp will use its commercially reasonable efforts (at no cost to LNB Bancorp) to obtain such landlord consent.  Prior to performing any Phase II, Northwest Bancshares will provide LNB Bancorp with a copy of its proposed work plan and Northwest Bancshares will cooperate in good faith with LNB Bancorp to address any comments or suggestions made by LNB Bancorp regarding the work plan.  Northwest Bancshares and its environmental consultant shall conduct all environmental assessments pursuant to this Section 6.3.2 at mutually agreeable times and so as to eliminate or minimize to the greatest extent possible interference with LNB Bancorp’s operation of its business, and Northwest Bancshares shall maintain or cause to be maintained reasonably adequate insurance with respect to any assessment conducted hereunder. Northwest Bancshares shall be required to restore each property to substantially its pre-assessment condition. All costs and expenses incurred in connection with any Phase I or Phase II and any restoration and clean up, shall be borne solely by Northwest Bancshares.

6.3.3.                  Notwithstanding anything to the contrary contained in this Section 6.3, in no event shall Northwest Bancshares have access to any information that, based on advice of LNB Bancorp’s counsel, would (a) reasonably be expected to waive any material legal privilege, (b) result in the disclosure of any trade secrets of third parties or (c) violate any obligation of LNB Bancorp with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by Northwest Bancshares, LNB Bancorp has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality; it being understood that Northwest Bancshares shall not conduct any environmental sampling without the prior written consent of LNB Bancorp, which consent may not be unreasonably withheld or delayed.  All requests made pursuant to this Section 6.3 shall be directed to an executive officer of LNB Bancorp or such Person or Persons as may be designated by LNB Bancorp.  All information received pursuant to this Section 6.3 shall be governed by the terms of the Confidentiality Agreement.

6.4.                                                    Financial and Other Statements.

6.4.1.                  Promptly upon receipt thereof, LNB Bancorp will furnish to Northwest Bancshares copies of each annual, interim or special internal or external audit of the books of LNB Bancorp and each LNB Bancorp Subsidiary made by LNB Bancorp, its independent auditors or other auditors, and copies of all internal control reports submitted to LNB Bancorp by auditors in connection with each annual, interim or special internal or external audit of the books of LNB Bancorp and the LNB Bancorp Subsidiaries made by its auditors.

6.4.2.                  LNB Bancorp will furnish to Northwest Bancshares copies of all documents, statements and reports as it or any LNB Bancorp Subsidiary shall send to its stockholders, the SEC, the FDIC, the OCC, or any other Governmental Entity or Bank Regulator, except as legally prohibited thereby.  Within 15 days after the end of each month, LNB Bancorp will deliver to Northwest Bancshares a list and description of loans originated by LNB Bancorp since the prior month end.

6.4.3.                  LNB Bancorp will advise Northwest Bancshares promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of LNB Bancorp or any LNB Bancorp Subsidiary.

6.4.4.                  With reasonable promptness, LNB Bancorp will furnish to Northwest Bancshares such additional financial data that LNB Bancorp possesses and as Northwest Bancshares may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

6.5.                                                    Maintenance of Insurance.

LNB Bancorp shall maintain, and cause the LNB Bancorp Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business.

6.6.                                                    Disclosure Supplements.

From time to time prior to the Effective Time, LNB Bancorp will promptly supplement or amend the LNB Bancorp Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such LNB Bancorp Disclosure Schedule or which is necessary to correct any information in such LNB Bancorp Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such LNB Bancorp Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.7.                                                    Consents and Approvals of Third Parties.

LNB Bancorp shall use all commercially reasonable efforts, and shall cause each LNB Bancorp Subsidiary to use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, LNB Bancorp shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the stockholder vote required to be obtained by it hereunder.

6.8.                                                    All Reasonable Efforts.

Subject to the terms and conditions herein provided, LNB Bancorp agrees to use, and agrees to cause each LNB Bancorp Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

6.9.                                                    Failure to Fulfill Conditions.

In the event that LNB Bancorp determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Northwest Bancshares.

6.10.                                             No Solicitation.

6.10.1.           LNB Bancorp shall not, and shall cause the LNB Bancorp Subsidiaries and the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (collectively, the “LNB Bancorp Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than Northwest Bancshares) any information or data with respect to LNB Bancorp or any of the LNB Bancorp Subsidiaries or otherwise relating to an Acquisition Proposal; (iii) release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which LNB Bancorp is a party; or (iv) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by LNB Bancorp or any LNB Bancorp Representative, whether or not such Representative is so authorized and whether or not such LNB Bancorp Representative is purporting to act on behalf of LNB Bancorp or otherwise, shall be deemed to be a breach of this Agreement by LNB Bancorp.  LNB Bancorp and LNB Bancorp Subsidiaries shall, and shall cause each of the LNB Bancorp Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Northwest Bancshares), whether or not in writing, contemplating, relating to, or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean (A) any transaction or series of transactions, including by way of merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction, involving LNB Bancorp or any of the LNB Bancorp Subsidiaries and representing, in the aggregate, twenty-five percent (25%) or more of the assets of LNB Bancorp and the LNB Bancorp Subsidiaries on a consolidated basis; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of LNB Bancorp or any of the LNB Bancorp Subsidiaries representing, in the aggregate, twenty-five percent (25%) or more of the assets of LNB Bancorp and the LNB Bancorp Subsidiaries on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the total voting power of LNB Bancorp or any of the LNB Bancorp Subsidiaries in the election of directors; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of the total voting power of LNB Bancorp or any of the LNB Bancorp Subsidiaries in the election of directors; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

6.10.2.           Notwithstanding Section 6.10.1, LNB Bancorp may take any of the actions described in clause (ii) of Section 6.10.1 only if, (i) LNB Bancorp has received a bona fide unsolicited written Acquisition Proposal prior to the LNB Bancorp Stockholders Meeting that did not result from a breach of this Section 6.10; (ii) the LNB Bancorp Board of Directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal; (iii) LNB Bancorp has provided Northwest Bancshares with at least one (1) Business Day’s prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to LNB Bancorp or any of the LNB Bancorp Subsidiaries or otherwise relating to an Acquisition Proposal, LNB Bancorp receives from such Person a confidentiality agreement with terms no less favorable to LNB Bancorp than those contained in the Confidentiality Agreement dated October 14, 2014. LNB Bancorp shall promptly provide to Northwest Bancshares any non-public information regarding LNB Bancorp or the LNB Bancorp Subsidiaries provided to any other Person that was not previously provided to Northwest Bancshares, such additional information to be provided no later than twenty-four (24) hours from provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the LNB Bancorp Board of Directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and a financial advisor (i) would, if consummated, result in the acquisition of at least fifty percent (50%) of the issued and outstanding shares of LNB Bancorp Common Stock or all, or substantially all, of the assets of LNB Bancorp and the LNB Bancorp Subsidiaries on a consolidated basis; (ii) would result in a transaction that (A) involves consideration to the holders of the shares of LNB Bancorp Common Stock that is more favorable, from a financial point of view, than the consideration to be paid to the LNB Bancorp Stockholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered, the percentage of the outstanding LNB Bancorp Common Stock proposed to be acquired, and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, and which proposal is not conditioned upon obtaining additional financing and (B) is, in light of the other terms of such proposal, more favorable to the LNB Bancorp Stockholders than the Merger and the transactions contemplated by this Agreement; and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal; provided that, for the purposes of the definition of Superior Proposal, the references to twenty-five percent (25%) in the definition of Acquisition Proposal shall be fifty percent (50%).

6.10.3.           LNB Bancorp shall promptly (and in any event within twenty-four (24) hours) notify Northwest Bancshares in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, LNB Bancorp or any LNB Bancorp Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications). LNB Bancorp agrees that it shall keep Northwest Bancshares informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

6.10.4.           Subject to Section 6.10.5, neither the LNB Bancorp Board of Directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Northwest Bancshares in connection with the transactions contemplated by this Agreement (including the Merger), the LNB Bancorp Recommendation (as defined in Section 8.1), or make any statement, filing or release, in connection with the LNB Bancorp Stockholders Meeting or otherwise, inconsistent with the LNB Bancorp Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the LNB Bancorp Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause LNB Bancorp or any of the LNB Bancorp Subsidiaries to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.10.2) or (B) requiring LNB Bancorp to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

6.10.5.           Notwithstanding Section 6.10.4, at any time prior to the approval of the Merger at the LNB Bancorp Stockholders Meeting, the LNB Bancorp Board of Directors may approve or recommend to the stockholders of LNB Bancorp a Superior Proposal and withdraw, qualify or modify the LNB Bancorp Recommendation in connection therewith (an “LNB Bancorp Subsequent Determination”) after the third (3rd) Business Day following Northwest Bancshares’s receipt of a notice (the “Notice of Superior Proposal”) from LNB Bancorp advising Northwest Bancshares that the LNB Bancorp Board of Directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 6.10) constitutes a Superior Proposal (it being understood that LNB Bancorp shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its affiliates that LNB Bancorp proposes to accept and the subsequent notice period shall be two (2) business days) if, but only if, (i) the LNB Bancorp Board of Directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and a financial advisor, that the failure to take such actions would be reasonably likely to violate its fiduciary duties to LNB Bancorp’s stockholders under applicable law, and (ii) at the end of such three (3) Business Day period or the two (2) Business Day Period (as the case may be), after taking into account any such adjusted, modified or amended terms as may have been committed to in writing by Northwest Bancshares since its receipt of such Notice of Superior Proposal (provided, however, that Northwest Bancshares shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), the LNB Bancorp Board of Directors has again in good faith made the determination (A) in clause (i) of this Section 6.10.5, and (B) that such Acquisition Proposal constitutes a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the LNB Bancorp Recommendation or the making of an LNB Bancorp Subsequent Determination by the LNB Bancorp Board of Directors shall not change the approval of the LNB Bancorp Board of Directors for purposes of causing any applicable “moratorium,” “control share,” “fair price,” “takeover,” “interested stockholder” or similar law to be inapplicable to this Agreement and the LNB Bancorp Voting Agreements and the transactions contemplated hereby and thereby, including the Merger.

6.11.                                             Board of Directors and Committee Meetings.

Following the receipt of all Regulatory Approvals (without regard to any waiting periods associated therewith), LNB Bancorp shall permit representatives of Northwest Bancshares or Northwest Bank (no more than two) to attend any meeting of its Board of Directors or the

Executive and Loan Committees thereof as an observer, subject to the Confidentiality Agreement, provided that LNB Bancorp shall not be required to permit the representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of LNB Bancorp or during any other matter (i) that the respective Board of Directors has reasonably determined to be confidential with respect to the participation of Northwest Bancshares or Northwest Bank, or (ii) that LNB Bancorp would not be required to disclose under Section 6.3.3 hereof.

6.12.                                             LNB Bancorp 401(k) Plan.

If requested by Northwest Bancshares in writing no later than sixty (60) days prior to the Effective Time, and subject to the occurrence of the Effective Time, LNB Bancorp shall cause to be adopted prior to the Effective Time resolutions of the board of directors of LNB Bancorp and any necessary amendments to terminate the LNB Bancorp 401(k) Plan immediately prior to the Effective Time or cease all contributions to the LNB Bancorp 401(k) Plan maintained or sponsored by LNB Bancorp or Lorain National Bank, and to prohibit the entry of new participants to the LNB Bancorp 401(k) Plan as of the day preceding the Closing Date. In the sole discretion of Northwest Bancshares, the 401(k) Plan may be merged into the Northwest Bancshares 401(k) Plan or terminated immediately prior to the Effective Time.  The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of Northwest Bancshares, which shall not be unreasonably withheld. LNB Bancorp shall deliver to Northwest Bancshares an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the board of directors of LNB Bancorp and shall fully comply with such resolutions and any necessary amendments.  If, in accordance with this Section 6.12, Northwest Bancshares requests in writing that LNB Bancorp freeze entry of new participants into the 401(k) Plan, (but does not immediately terminate or merge the 401(k) Plan), LNB Bancorp shall take such actions as Northwest Bancshares may reasonably require in furtherance of the assumption of the 401(k) Plan by Northwest Bancshares, including, but not limited to, adopting such amendments to the 401(k) Plan as may be necessary to effect such assumption. If Northwest Bancshares requests that LNB Bancorp terminate the LNB Bancorp 401(k) Plan, LNB Bancorp shall, prior to the Closing Date submit a request to the IRS for a favorable determination letter as to the LNB Bancorp 401(k) Plan’s tax-qualified status under Code Section 401(a) on termination.  After the Effective Time, Northwest Bancshares shall be responsible for any procedures necessary for winding down the LNB Bancorp 401(k) Plan, including, without limitation, preparing any further filings with the IRS, locating plan participants, distributing plan accounts and establishing individual retirement accounts to receive plan distributions, if necessary. In addition, as soon as practicable after the receipt of such favorable determination letter, Northwest Bancshares will allow Continuing Employees to rollover the assets of their accounts in the LNB Bancorp 401(k) Plan (including any loans and promissory notes) to the Northwest Bancshares 401(k) Plan and, if necessary, make any amendments to the Northwest Bancshares 401(k) Plan to effectuate such rollovers.

6.13.                                             Intentionally Omitted.

6.14.                                             Termination of LNB Bancorp Stock Appreciation Rights Plan.

Prior to the Effective Time, LNB Bancorp shall terminate the LNB Bancorp Stock Appreciation Rights Plan, effective as of the Effective Time. The outstanding LNB Bancorp Stock Appreciation Rights thereunder, all of which have an exercise price in excess of the Merger Consideration on a per share basis, shall be cancelled without consideration immediately prior to the Effective Time.

6.15.                                             Trust Preferred Securities.

LNB Bancorp shall take all necessary steps to permit the outstanding Junior Subordinated Debentures issued by LNB Bancorp in conjunction with the sale of $16.3 million of LNB Trust Preferred Securities through the LNB Trusts to transfer to Northwest Bancshares at the Effective Time.

6.16.                                             Rule 16b-3.

LNB Bancorp shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article III and any other dispositions of equity securities of LNB Bancorp (including derivative securities) or acquisitions of equity securities of Northwest Bancshares in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VII
COVENANTS OF NORTHWEST BANCSHARES

7.1.                                                    Conduct of Business.

During the period from the date of this Agreement to the Effective Time, except with the written consent of LNB Bancorp, which consent will not be unreasonably withheld, conditioned or delayed, Northwest Bancshares will, and it will cause each Northwest Bancshares Subsidiary to, use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action that would: (i) adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

7.2.                                                    Disclosure Supplements.

From time to time prior to the Effective Time, Northwest Bancshares will promptly supplement or amend the Northwest Bancshares Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Northwest Bancshares Disclosure Schedule or which is necessary to correct any information in such Northwest Bancshares Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Northwest Bancshares Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3.                                                    Consents and Approvals of Third Parties.

Northwest Bancshares shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

7.4.                                                    All Reasonable Efforts.

Subject to the terms and conditions herein provided, Northwest Bancshares agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Northwest Bancshares shall not, and shall not permit any Northwest Bancshares Subsidiary to, take any action or knowingly fail to take any reasonable action that would, or would be reasonably likely to, prevent, impede, or delay the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

7.5.                                                    Failure to Fulfill Conditions.

In the event that Northwest Bancshares determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify LNB Bancorp.

7.6.                                                    Employee Benefits; Advisory Board.

7.6.1                     Except as set forth in LNB Bancorp Disclosure Schedule or as otherwise provided in Section 6.12 or this Section 7.6.1 of this Agreement, as of or after the Effective Time, and at Northwest Bancshares’ election and subject to the requirements of the Code, the LNB Bancorp Compensation and Benefit Plans may continue to be maintained separately, consolidated, frozen or terminated.  If reasonably requested by Northwest Bancshares in writing not later than ten (10) days before the Closing Date and provided that Northwest Bancshares has indicated in writing that the conditions to its obligations set forth in Section 9.2 hereof have been satisfied or waived, LNB Bancorp shall take such steps within its power to effectuate a freeze or termination of any LNB Bancorp Compensation and Benefit Plan as of the Effective Time (other than the LNB Bancorp Pension Plan), provided that the LNB Bancorp Compensation and Benefit Plan can be frozen or terminated within such period under the terms of such plan and any applicable laws and regulations.  In the event of a consolidation of any or all of such plans or in the event of termination of any LNB Bancorp Compensation and Benefit Plan, except as otherwise set forth in this Section 7.6.1, employees of LNB Bancorp or Lorain National Bank who continue as employees of Northwest Bancshares or Northwest Bank after the Effective Time (“Continuing Employees”) shall be eligible to participate in any Northwest Bank employee plan of similar character immediately upon such consolidation or as of the first entry date coincident with or immediately following such termination.  Continuing Employees shall receive credit for service with LNB Bancorp or Lorain National Bank for purposes of determining eligibility and vesting but not for purposes of accruing or computing benefits under: (i) any similar existing Northwest Bancshares benefit plan except that Continuing Employees shall be treated as new employees under the Northwest Bancshares ESOP, the Northwest Bancshares Pension Plan, the Northwest Bank holiday bonus plan, Northwest Bank’s management bonus plan and all other Northwest Bancshares Stock Benefit Plans, or (ii) any new Northwest Bancshares benefit plan in which Continuing Employees or their dependents would be eligible to enroll.  Notwithstanding the foregoing, Continuing Employees shall receive credit for years of service with LNB Bancorp and any LNB Bancorp Subsidiary for purposes of determining leave days under Northwest Bank’s vacation, personal and sick leave policies. Such service shall also apply for purposes of satisfying any waiting periods, actively-at-work requirements and evidence of insurability requirements.  Continuing Employees shall have no rights in Northwest Bank’s terminated post-retirement health benefit plan.  This Agreement shall not be construed to limit the ability of Northwest Bancshares or Northwest Bank to terminate the employment of any LNB Bancorp employee or the employee of any LNB Bancorp Subsidiary or to review any LNB Bancorp Compensation and Benefit Plan from time to time and to make such changes (including terminating any such plan) as they deem appropriate.

7.6.2                    Northwest Bancshares shall honor the contractual terms of all employment, consulting, change in control, and severance agreements and LNB Bancorp Non-Qualified Agreements, if any, listed on LNB Bancorp Disclosure Schedule 4.13.14, except to the extent any such agreement is superseded or terminated as of, or following, the Effective Time of the Bank Merger, or as otherwise set forth herein.  Northwest Bancshares shall provide to the individuals listed in LNB Bancorp Disclosure Schedule 7.6.2 who remain employees of LNB Bancorp or Lorain National Bank until the Effective Time, payment of the amounts that would be payable under such employees employment or change in control or severance agreement as if such individual’s employment was terminated at the Effective Time, even if such individual remains employed by Northwest Bancshares or Northwest Bank following the Effective Time; provided, however that to the extent that any such payment, when aggregated with any other payments contingent on a change in control of LNB Bancorp or Lorain National Bank would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), such payments and/or benefits will be reduced to the extent necessary to avoid penalties under Sections 280G and 4999 of the Code.  The estimated amounts payable under such employment and change in control agreements are set forth in the LNB Bancorp Disclosure Schedule 4.13.14.  Northwest Bancshares shall consider whether to offer any Continuing Employee an employment or change in control agreement or to offer an employee whose employment is terminated in connection with the Merger a consulting agreement or to request that an employee enter into a non-compete agreement for appropriate consideration.

7.6.3                     Any employee of LNB Bancorp or any LNB Bancorp Subsidiary who did not have an employment agreement, change in control agreement or severance agreement and who is not eligible for and entitled to a severance benefit under any other severance plan or program maintained by or with LNB Bancorp or its Subsidiaries, who is not offered employment with Northwest Bancshares or one of its Subsidiaries or whose employment is terminated by Northwest Bancshares or one of its Subsidiaries (other than for cause); including because such employee is not offered employment or is terminated as a result of customary background screening by Northwest Bank at or within six (6) months of the Closing Date, shall receive (i) a cash payment equal to two weeks of such employee’s current base salary (or average hourly wage over a two (2) week period) for each year of service with LNB Bancorp, Lorain National Bank or any predecessor to LNB Bancorp or Lorain National Bank, with a minimum payment of four (4) weeks base pay and a maximum of twenty-six (26) weeks base pay payable to each such employee, and (ii) be entitled to continue to receive the same or substantially similar medical insurance coverage to which such employee and his or her eligible dependents were enrolled  as of the Closing Date (on the basis of the same employee contribution rate) for a period equal to the number of weeks’ pay to which such employee is entitled pursuant to clause (i) hereof, subject to the execution of a release of claims by such employee satisfactory to Northwest Bancshares.  Notwithstanding the forgoing, at the written direction of Northwest Bancshares to LNB Bancorp prior to the Closing, LNB Bancorp shall pay such cash severance benefit to any LNB Bancorp employee or any LNB Bancorp Subsidiary employee whose employment is terminated at Closing.  Nothing set forth herein shall be construed to limit the period of continued health care coverage that such employee would be entitled under COBRA.

7.6.4                     In the event of any termination of any LNB Bancorp health plan or consolidation of any such plan with any Northwest Bancshares or Northwest Bank health plan, Northwest Bancshares shall make available to Continuing Employees and their eligible dependents employer-provided health coverage on the same basis as it provides such coverage to Northwest Bancshares employees.  Unless a Continuing Employee affirmatively terminates coverage under an LNB Bancorp health plan prior to the time that such Continuing Employee becomes eligible to participate in the Northwest Bancshares health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the LNB Bancorp health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of Northwest Bancshares and their dependents.  In the event of a termination or consolidation of any LNB Bancorp health plan, terminated LNB Bancorp employees and qualified beneficiaries will have the right to continued coverage under group health plans of Northwest Bancshares in accordance with COBRA.

7.6.5                     Northwest Bancshares agrees to take all such actions related to the LNB Bancorp 401(k) Plan as stated in Section 6.12 of this Agreement.

7.6.6                     Effective as of the Closing Date, Northwest Bancshares shall establish the LNB Bancorp Advisory Board, and those persons who serve on the LNB Bancorp Board of Directors (including the LNB Bancorp board member who shall serve on the Northwest Bancshares and Northwest Bank board, but who shall not be compensated for serving on the LNB Bancorp Advisory Board), shall be offered membership on the LNB Bancorp Advisory Board.  Members of the LNB Bancorp Advisory Board shall serve for an initial term of one (1) year from the Effective Time of the Merger.  The annual compensation of the LNB Bancorp Advisory Board (other than the LNB Bancorp Advisory Board member who becomes a member of the Northwest Bancshares and Northwest Bank board of directors, who shall serve on the LNB Bancorp Advisory Board without further compensation) shall not exceed the customary amount of compensation generally provided by Northwest Bancshares to members of its other similar advisory boards.

7.6.7                     Retention Pool.  Northwest Bancshares shall establish a retention pool of up to $375,000 providing for retention bonuses to be paid to Continuing Employees who remain employed with Northwest Bancshares or Northwest Bank after the Closing for a period specified by Northwest Bancshares or Northwest Bank, not to exceed four (4) months.

7.6.8                     Northwest Bancshares shall use commercially reasonable efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees and their family members under the health and welfare plans of Northwest Bancshares and its Affiliates (each a “Northwest Bancshares Welfare Plan”) to the extent waived or otherwise satisfied under the applicable corresponding LNB Bancorp Compensation and Benefit Plan immediately prior to the Closing Date and (ii) provide each Continuing Employee and his or her eligible dependents with credit under the Northwest Bancshares Welfare Plans for any co-payments and deductibles paid under corresponding LNB Bancorp Compensation and Benefit Plans prior to the Closing Date in the calendar year in which the Closing Date occurs for purposes of satisfying any applicable deductible or out of-pocket requirements under any Northwest Bancshares Welfare Plans in which the Continuing Employees are eligible to participate after the Closing Date.

7.7.                                                    Directors and Officers Indemnification and Insurance.

7.7.1.                  Northwest Bancshares shall maintain, or shall cause Northwest Bank to maintain, in effect for six years following the Effective Time, the current directors’ and officers’ liability insurance policies maintained by LNB Bancorp (provided, that Northwest Bancshares may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall Northwest Bancshares be required to expend pursuant to this Section 7.7.1, in the aggregate for such policy or policies, more than 150% of the annual cost currently expended by LNB Bancorp with respect to such insurance (the “Maximum Amount”); provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Northwest Bancshares shall maintain the most advantageous policies of directors’ and officers’ insurance obtainable for an annual premium equal to the Maximum Amount. In connection with the foregoing, LNB Bancorp agrees in order for Northwest Bancshares to fulfill its agreement to provide directors and officers liability insurance policies for six years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2.                  In addition to Section 7.7.1, after the Effective Time, Northwest Bancshares shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of LNB Bancorp or an LNB Bancorp Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Northwest Bancshares, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a “Claim”), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of LNB Bancorp or an LNB Bancorp Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the “Indemnified Liabilities”), to the fullest extent as would have been permitted by LNB Bancorp under LNB Bancorp’s Articles of Incorporation and Bylaws, to the extent not prohibited by applicable law. Northwest Bancshares shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted by applicable law (to the extent not prohibited by federal law) upon receipt of an undertaking to repay such advance payments if the Indemnified Party shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below.  Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify Northwest Bancshares (but the failure so to notify Northwest Bancshares shall not relieve Northwest Bancshares from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices Northwest Bancshares) and shall deliver to Northwest Bancshares the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) Northwest Bancshares shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption Northwest Bancshares shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Northwest Bancshares elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between Northwest Bancshares and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and Northwest Bancshares shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, Northwest Bancshares shall be obligated pursuant to this paragraph to pay for only one firm or counsel for all Indemnified Parties and the reasonable fees and expenses of such law firm shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm, (3) Northwest Bancshares shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of LNB Bancorp or any LNB Bancorp Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of LNB Bancorp or any LNB Bancorp Subsidiary. If Northwest Bancshares or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of Northwest Bancshares shall assume the obligations set forth in this Section 7.7.

7.7.3.                  The obligations of Northwest Bancshares provided under this Section 7.7 are intended to be enforceable against Northwest Bancshares directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of Northwest Bancshares.

Northwest Bancshares shall pay all reasonable costs, including attorneys’ fees, as incurred and in advance of the final disposition of any claim, action, suit, proceeding or investigation by any Indemnified Party in successfully enforcing the indemnity and other obligations provided for in this Section 7.7 to the fullest extent permitted under applicable law; provided, however such payment of costs shall be immediately reimbursed to Northwest Bancshares by such Indemnified Party if the Indemnified Party is not successful enforcing the indemnity or other obligations provided for in this Section 7.7.  The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

7.8.                                                    Stock Listing.

Northwest Bancshares agrees to list on the Nasdaq (or such other national securities exchange on which the shares of the Northwest Bancshares Common Stock shall be listed as of the Closing Date), subject to official notice of issuance, the shares of Northwest Bancshares Common Stock to be issued in the Merger.

7.9.                                                    Stock and Cash Reserve.

Northwest Bancshares agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Northwest Bancshares Common Stock and to maintain sufficient liquid accounts to fulfill its obligations under this Agreement.

7.10.                                             No Acquisitions.

Northwest Bancshares agrees that from the date of this Agreement to the Effective Time, it will not, and it will cause each of Northwest Bancshares Subsidiaries not to, enter into an agreement to acquire another depository institution, without the prior written consent of LNB Bancorp.

7.11.                                             Trust Preferred Securities.

Northwest Bancshares shall take all necessary steps to assume, as of the Effective Time, the obligations of LNB Bancorp under the outstanding Junior Subordinated Debentures issued by LNB Bancorp in conjunction with the sale of $16.3 million of LNB Trust Preferred Securities through the LNB Trusts and the indentures, guarantees and declarations of trust related thereto.

7.12.                                             Rule 16b-3.

Northwest Bancshares shall take all steps, as may be necessary or appropriate, to cause the transactions contemplated by Article III and any other dispositions of equity securities of LNB Bancorp (including derivative securities) or acquisitions of equity securities of Northwest Bancshares in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1.                                                    Meeting of LNB Bancorp Stockholders; Proxy Statement-Prospectus; Merger Registration Statement.

8.1.1.                  LNB Bancorp will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders, which may be an annual meeting, for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in LNB Bancorp’s reasonable judgment, necessary or desirable (the “LNB Bancorp Stockholders Meeting”).  LNB Bancorp agrees that its obligations pursuant to this Section 8.1.1 shall not be affected by the commencement, public proposal, public disclosure or communication to LNB Bancorp of any Acquisition Proposal or by any Change of Recommendation (as defined below).  Subject to Section 6.10.4, LNB Bancorp shall, (i) through LNB Bancorp’s Board of Directors, recommend to its stockholders approval and adoption of this Agreement (the “LNB Bancorp Recommendation”), (ii) include such recommendation in the Proxy Statement-Prospectus (as defined below) for such LNB Bancorp Stockholders Meeting and (iii) use commercially reasonable efforts to obtain from the LNB Bancorp Stockholders a vote approving and adopting this Agreement, including utilizing the services of a professional proxy soliciting firm mutually agreeable to Northwest Bancshares and LNB Bancorp.

8.1.2.                  For the purposes (x) of registering Northwest Bancshares Common Stock to be offered to holders of LNB Bancorp Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the LNB Bancorp Stockholders Meeting, Northwest Bancshares shall draft and prepare, and LNB Bancorp shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by LNB Bancorp to the LNB Bancorp stockholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”).  Northwest Bancshares shall provide LNB Bancorp and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. Each of Northwest Bancshares and LNB Bancorp shall promptly notify the other party upon the receipt of any comments from the SEC or its staff, or any request from the SEC or its staff for amendments or supplements to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, shall consult with the other party prior to responding to any such comments or requests or filing any amendment or supplement to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, and shall provide the other party with copies of all correspondence between such party and its Representatives on the one hand, and the SEC and its staff on the other hand Northwest Bancshares shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC.  Each of Northwest Bancshares and LNB Bancorp shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and LNB Bancorp shall thereafter promptly mail the Proxy Statement-Prospectus to its respective stockholders. Northwest Bancshares shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and LNB Bancorp shall furnish all information concerning LNB Bancorp and the holders of LNB Bancorp Common Stock as may be reasonably requested in connection with any such action.

8.1.3.                  Northwest Bancshares shall, as soon as is practicable (provided that LNB Bancorp has timely provided all information requested in writing by Northwest Bancshares or its counsel, within forty-five (45) days after the date hereof), file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement.  Northwest Bancshares will advise LNB Bancorp promptly after Northwest Bancshares receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualifications of the shares of Northwest Bancshares Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and Northwest Bancshares will provide LNB Bancorp with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as LNB Bancorp may reasonably request.

8.1.4.                  LNB Bancorp and Northwest Bancshares shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, LNB Bancorp shall cooperate with Northwest Bancshares in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and Northwest Bancshares shall file an amended Merger Registration Statement with the SEC, LNB Bancorp shall mail a Proxy Statement-Prospectus to LNB Bancorp’s stockholders.

8.1.5.                  Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Merger Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto), or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party a reasonable opportunity to review and comment on such document or response and shall discuss with the other parties, and include in such document or response, comments reasonably and promptly proposed by the other party. Northwest Bancshares will advise LNB Bancorp, promptly after Northwest Bancshares receives notice thereof, of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Northwest Bancshares Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceedings for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement or for additional information.

8.2.                                                    Regulatory Approvals.

The Parties will cooperate with each other and use best efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits,

consents, waivers, approvals and authorizations of, the Bank Regulators and any other Governmental Entities necessary to consummate the transactions contemplated by this Agreement and Northwest Bancshares will make all necessary filings in respect of the required Regulatory Approvals as promptly as practicable after the date hereof (provided that LNB Bancorp has timely provided all information requested in writing by Northwest Bancshares or its counsel, within forty-five (45) days after the date hereof); provided, however, that in no event shall Northwest Bancshares be required to agree to any prohibition, limitation, or other requirement that would (a) prohibit or materially limit the ownership or operation by Northwest Bancshares or any Northwest Bancshares Subsidiary of all or any material portion of the business or assets of LNB Bancorp or any LNB Bancorp Subsidiary, (b) compel Northwest Bancshares or any Northwest Bancshares Subsidiary to dispose of or hold separate all or any material portion of the business or assets of LNB Bancorp or any LNB Bancorp Subsidiary, (c) impose a material compliance burden, penalty or obligation on Northwest Bancshares or any Northwest Bancshares Subsidiary resulting from noncompliance by LNB Bancorp with its regulatory obligations; or (d) otherwise materially impair the value of LNB Bancorp and the LNB Bancorp Subsidiaries to Northwest Bancshares and the Northwest Bancshares Subsidiaries (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”).  The Parties will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made to any Bank Regulator or Governmental Entity in connection with the Merger, and the other transactions contemplated by this Agreement. LNB Bancorp shall have the right to review, and to the extent practicable to consult with Northwest Bancshares on, the information which appears in any filing made in connection with the transactions contemplated by this Agreement with any Bank Regulator or any Governmental Entity.  Northwest Bancshares shall give LNB Bancorp and its counsel the opportunity to review, and to the extent practicable to consult with Northwest Bancshares on, each filing prior to its being filed with a Bank Regulator and shall give LNB Bancorp and its counsel the opportunity to review all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Bank Regulator.

ARTICLE IX
CLOSING CONDITIONS

9.1.                                                    Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1.                  Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of LNB Bancorp.

9.1.2.                  Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any

Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3.                  Regulatory Approvals.  All Regulatory Approvals required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals shall have expired.

9.1.4.                  Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of Northwest Bancshares Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5.                  Nasdaq Listing.  The shares of Northwest Bancshares Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

9.2.                                                    Conditions to the Obligations of Northwest Bancshares under this Agreement.

The obligations of Northwest Bancshares under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing Date:

9.2.1.                  Representations and Warranties.  Each of the representations and warranties of LNB Bancorp set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 4.1; and LNB Bancorp shall have delivered to Northwest Bancshares a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of LNB Bancorp as of the Effective Time.

9.2.2.                  Agreements and Covenants.  LNB Bancorp shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Northwest Bancshares shall have received a certificate signed on behalf of LNB Bancorp by the Chief Executive Officer and Chief Financial Officer of LNB Bancorp to such effect dated as of the Effective Time.

9.2.3.                  Permits, Authorizations, Etc.  LNB Bancorp and the LNB Bancorp Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on either LNB Bancorp or Northwest Bancshares.

9.2.4.                  Regulatory Approvals.  None of the Regulatory Approvals necessary to consummate the Merger and the transactions contemplated by this Agreement shall include a Burdensome Condition.

9.2.5.                  Tax Opinion. Northwest Bancshares shall have received an opinion, dated the Closing Date, of Luse, Gorman, Pomerenk & Schick, P.C., to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations, contained in certificates of officers of Northwest Bancshares and LNB Bancorp, reasonably satisfactory in form and substance to such counsel.

9.2.6.                  Certificates. LNB Bancorp will furnish Northwest Bancshares with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.2 as Northwest Bancshares may reasonably request.

9.3.                                                    Conditions to the Obligations of LNB Bancorp under this Agreement.

The obligations of LNB Bancorp under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.6 at or prior to the Closing Date:

9.3.1.                  Representations and Warranties.  Each of the representations and warranties of Northwest Bancshares set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and Northwest Bancshares shall have delivered to LNB Bancorp a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Northwest Bancshares as of the Effective Time.

9.3.2.                  Agreements and Covenants.  Northwest Bancshares shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and LNB Bancorp shall have received a certificate signed on behalf of Northwest Bancshares by the Chief Executive Officer and Chief Financial Officer of Northwest Bancshares to such effect dated as of the Effective Time.

9.3.3.                  Permits, Authorizations, Etc.  Northwest Bancshares shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger, the failure of which to obtain would have a Material Adverse Effect on Northwest Bancshares.

9.3.4.                  Payment of Merger Consideration.  Northwest Bancshares shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide LNB Bancorp with a certificate evidencing such delivery.

9.3.5.                  Tax Opinion. LNB Bancorp shall have received an opinion, dated the Closing Date, of Calfee, Halter & Griswold LLP, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations, contained in certificates of officers of Northwest Bancshares and LNB Bancorp, reasonably satisfactory in form and substance to such counsel.

9.3.6                               Certificates. Northwest Bancshares will furnish LNB Bancorp with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as LNB Bancorp may reasonably request.

ARTICLE X
THE CLOSING

10.1.                                             Time and Place.

Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place by mail or electronic delivery, or, at the option of the Northwest Bancshares, at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the Closing Date, or at such other place or time upon which Northwest Bancshares and LNB Bancorp mutually agree.  A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place by electronic delivery or at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 780, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.

10.2.                                             Deliveries at the Pre-Closing and the Closing.

At the Pre-Closing there shall be delivered to Northwest Bancshares and LNB Bancorp the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, Northwest Bancshares shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1.                                             Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of LNB Bancorp:

11.1.1.           At any time by the mutual written agreement of Northwest Bancshares and LNB Bancorp;

11.1.2.           By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by LNB Bancorp) or Section 9.3.1 (in the case of a breach of a representation or warranty by Northwest Bancshares);

11.1.3.           By either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by LNB Bancorp) or Section 9.3.2 (in the case of a breach of covenant by Northwest Bancshares);

11.1.4.           At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Northwest Bancshares and LNB Bancorp; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5.           By either party, if the stockholders of LNB Bancorp shall have voted at the LNB Bancorp Stockholders Meeting (as it may be adjourned and reconvened) and such vote shall not have been sufficient to approve the Merger or this Agreement;

11.1.6.           By either party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7.           By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement;

11.1.8.           By Northwest Bancshares, (i) if LNB Bancorp shall have materially breached its obligations under Section 6.10 or 8.1 of this Agreement or (ii) if the LNB Bancorp Board of Directors does not publicly recommend in the Proxy Statement-Prospectus for the LNB

Bancorp Stockholders Meeting that the LNB Bancorp Stockholders approve and adopt this Agreement or if, after making the LNB Bancorp Recommendation in the Proxy Statement-Prospectus for the LNB Bancorp Stockholders Meeting, the LNB Bancorp Board of Directors makes an LNB Bancorp Subsequent Determination;

11.1.9.           By Northwest Bancshares if LNB Bancorp has received a Superior Proposal and the Board of Directors of LNB Bancorp has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, withdrawn its recommendation of this Agreement, has failed to make such recommendation or has modified or qualified its recommendation in a manner adverse to Northwest Bancshares; or

11.1.10.    By the Board of Directors of LNB Bancorp if LNB Bancorp has received a Superior Proposal and the Board of Directors of LNB Bancorp has made a determination to accept such Superior Proposal.

11.2.                                             Effect of Termination.

11.2.1.           In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2.           If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)                               Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)                               In the event of a termination of this Agreement because of a Willful Breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.  Moreover, no party shall be relieved of liability for fraud.

(C)                               As a condition of Northwest Bancshares’s willingness, and in order to induce Northwest Bancshares to enter into this Agreement, and to reimburse Northwest Bancshares for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, LNB Bancorp hereby agrees to pay Northwest Bancshares, and Northwest Bancshares shall be entitled to payment of, a fee of $7.3 million (the “Northwest Bancshares Fee”), within three business days after written demand for payment is made by Northwest Bancshares, following the occurrence of any of the events set forth below:

(i)                                     LNB Bancorp terminates this Agreement pursuant to Section 11.1.10 or Northwest Bancshares terminates this Agreement pursuant to Section 11.1.8 or 11.1.9; or

(ii)                                  The entering into a definitive agreement by LNB Bancorp relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving LNB Bancorp within twelve months after the occurrence of any of the following: (i) the termination of the Agreement by Northwest Bancshares pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by LNB Bancorp or any LNB Bancorp Subsidiary; or (ii) the failure of the stockholders of LNB Bancorp to approve this Agreement after the occurrence of an Acquisition Proposal.

(D)                               The right to receive payment of the Northwest Bancshares Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of Northwest Bancshares against LNB Bancorp and its Subsidiaries and their respective officers and directors with respect to a termination listed under Section 11.2.2(C)(i) or (ii).

(E)                                Northwest Bancshares shall be reimbursed by LNB Bancorp for all fees, costs and other expenses incurred by Northwest Bancshares in connection with enforcing its right to the Northwest Bancshares Fee.

(F)                                 Notwithstanding anything herein to the contrary, if, this Agreement is terminated pursuant to Section 11.1.6(i) or (ii) solely due to regulatory concerns related to Northwest Bancshares and its Subsidiaries, and not related to LNB Bancorp and its Subsidiaries, then Northwest Bancshares shall pay to LNB Bancorp $3.65 million (the “LNB Bancorp Fee”) within three (3) business days after written demand for payment is made by LNB Bancorp.

(G)                               LNB Bancorp shall be reimbursed by Northwest Bancshares for all fees, costs and other expenses incurred by LNB Bancorp in connection with enforcing its right to the LNB Bancorp Termination Fee.

“Willful Breach” shall mean a material breach that is a consequence of an act undertaken by a party with the knowledge that the taking of the act would, or under circumstances in which the party should reasonably have known  would be expected to, cause a breach of this Agreement.

11.3.                                             Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of LNB Bancorp), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of LNB Bancorp, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to LNB Bancorp’s stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any termination of this Agreement pursuant to Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XII
MISCELLANEOUS

12.1.                                             Confidentiality.

Except as specifically set forth herein, Northwest Bancshares and LNB Bancorp mutually agree to be bound by the terms of the confidentiality agreement dated October 14, 2014 (the “Confidentiality Agreement”) previously executed by the parties hereto, which Confidentiality Agreement, is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreement shall continue in accordance with its respective terms, notwithstanding the termination of this Agreement.

12.2.                                             Public Announcements.

LNB Bancorp and Northwest Bancshares shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither LNB Bancorp nor Northwest Bancshares nor Northwest Bank shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3.                                             Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time, including but not limited to Sections 2.8, 3.3.2 through 3.3.8, 6.2.2, 7.7, 7.8, 12.1 and 12.11.

12.4.                                             Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or electronic mail (e-mail), upon written confirmation of receipt by facsimile or e-mail, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, with confirmation of receipt, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.

All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to LNB Bancorp, to:	Daniel E. Klimas President and Chief Executive Officer LNB Bancorp, Inc. 457 Broadway Lorain, Ohio 44052 Email: dklimas@4lnb.com

With required copies to:	Kristofer K. Spreen, Esq. Calfee, Halter & Griswold LLP The Calfee Building 1405 East Sixth Street Cleveland, Ohio 44114 Fax: (216) 241-0816 Email: kspreen@calfee.com

If to Northwest Bancshares, to:	William J. Wagner President and Chief Executive Officer Northwest Bancshares, Inc. 100 Liberty Street Warren, Pennsylvania 16365 Email: bwagner@nwbcorp.com

With required copies to:	Marc P. Levy, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, N.W., Suite 780 Washington, D.C. 20015 Fax: (202) 362-2902 Email: mlevy@luselaw.com or such other address as shall be furnished in writing by any party.

12.5.                                             Parties in Interest.

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party.  Except  for the provisions of Article III this Section 12.5 and as otherwise specifically provided in Section 7.7, which is intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and representatives, this Agreement, including the documents and instruments referred to in this Agreement, is not intended and does not to confer upon any Person, other than the parties to this Agreement, any rights or remedies under this Agreement.

12.6.                                             Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

12.7.                                             Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.  A facsimile copy or electronic transmission of a signature page shall be deemed to be an original signature page.

12.8.                                             Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9.                                             Governing Law.

This Agreement shall be governed by the laws of the State of Maryland, without giving effect to its principles of conflicts of laws.

12.10.                                      Interpretation.

When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated.  The recitals hereto constitute an integral part of this Agreement.  References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”).  The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.  The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.  The parties have participated jointly in the negotiation and drafting of this

Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11.                                      Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions thereof in the State of Maryland, this being in addition to any other remedy to which they are entitled at law or in equity.  Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such injunctive relief.  In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal or state court located in the State of Maryland in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than a federal or state court located in the State of Maryland.

12.12.                                      Waiver of Jury Trial.

EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

IN WITNESS WHEREOF, Northwest Bancshares and LNB Bancorp have caused this Agreement to be executed by their duly authorized officers as of the date first set forth above.

Northwest Bancshares, Inc.

By:	/s/William J. Wagner
William J. Wagner
President and Chief Executive Officer

LNB Bancorp, Inc.

By:	/s/Daniel E. Klimas
Daniel E. Klimas
President and Chief Executive Officer